As filed with the Securities and Exchange Commission March 25, 2010

REGISTRATION NO. [ ]
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

NUGEN HOLDINGS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3621	29-1946130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

NuGen Holdings, Inc
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
(703) 858-0036
(Address and telephone number of
principal executive offices and principal
place of business)

Eric Takamura
Chief Executive Officer
NuGen Holdings, Inc
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
(703) 858-0036
(Name, address and telephone
Number of agent for service)

Copies of all Communications to:

David Lubin & Associates, PLLC
David Lubin, Esq.
5 North Village Avenue
Rockville Centre, NY 11570
Telephone No.: (516) 887-8200
Facsimile: (516) 887-8250

Approximate date of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “small reporting company”:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.001	24,991,513		$1.00	(2)	$24,991,513	$1,781.89

Common Stock, par value $.001	360,000	(3)	$.001	(4)	$360.00	$.03

Total	25,351,513		$1.00		$24,991,513	$1,781.92

1)
In the event of a stock split, stock dividend or similar transaction involving our shares of common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by us arbitrarily based on the price shares were sold to the selling security holders in private placement transactions plus an increase due to the fact that the shares are being registered and will be liquid. The selling shareholders may sell shares of our common stock at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. We will not receive proceeds from the sale of shares from the selling shareholders.

3)	Represents shares of common stock issuable upon the exercise of outstanding warrants.

4)	Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holder.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED      , 2010

NUGEN HOLDINGS, INC.

24,991,513 shares of common stock and
 360,000 shares of common stock issuable upon the exercise of warrants

The prospectus relates to the resale by certain selling security holders of NuGen Holdings, Inc. of up to 25,351,513 shares of our common stock in connection with the resale of:

up to 24,991,513 shares of common stock issued and outstanding; and
up to 360,000 shares of our common stock which may be issued upon exercise of a warrant issued to one individual in connection with the private placement that closed in February 2010.

 Upon the effectiveness of this prospectus, the selling security holders will sell at a price per share of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders may be deemed to be an "underwriter", as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of March 22, 2010, we had 50,381,564 shares of common stock issued and outstanding. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority for our common stock to eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $1.00 per common share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is    , 2010

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the Financial Statements and the Notes to the Financial Statements.

Our Company

As a result of our merger with NuGen Mobility, Inc in January 2010, we are, through our NuGen subsidiary, engaged in the design, manufacture and market systems and components for the alternative energy sector. We offer high-efficiency, reliable, compact permanent magnet electrical motor systems, controllers, vehicle interface modules (including energy storage, management, and monitoring systems) and related software that have applications in markets ranging from electric/hybrid electric vehicles to materials handling equipment, distributive power, ground support equipment, motion control, and military applications. Our revenue is derived primarily from product sales to customers in the automotive and industrial markets, and from contract research and development engineering services.

Our offices are located at 44645Guilford Drive, Suite 201, Ashburn, Virginia and our telephone number is : (703) 858-0036.

Corporate Information

InovaChem was incorporated as a Delaware corporation on September 27, 2007 under the name “Expedite 1, Inc.” and on February 11, 2008, pursuant to a change of control, changed its name to InovaChem, Inc. Prior to InovaChem’s acquisition of NuGen Mobility, Inc., InovaChem was an early development stage company with no revenues and no business operations. The Company was formed with the intention of developing a strategic plan to reduce certain food, pharmaceutical and other products’ costs by utilizing new technologies. Due to the uncertainty of the state of the economy, InovaChem was unable to pursue this opportunity and had conducted virtually no business other than organizational matters, and filings of periodic reports with the SEC. InovaChem abandoned this strategic plan and sought to acquire an operating company.

NuGen Mobility, Inc was organized as a Delaware corporation on September 8, 2006 for the purpose of engaging in research, development and manufacture of permanent magnet electrical motor systems and related electric controls.

On January 29, 2010, InovaChem completed the acquisition of NuGen Mobility, Inc (“NuGen”), through a reverse subsidiary merger (the “Merger”) pursuant to which NuGen became InovaChem’s wholly-owned subsidiary. As a result of the Merger, InovaChem intends to carry on NuGen’s business as its sole line of business and will no longer be in its previous business of attempting to utilize new technologies to reduce certain food, pharmaceutical and other products’ costs. On February 26, 2010, the board of directors and stockholders approved an amendment to the Company’s Certificate of Incorporation changing the Company’s name from InovaChem, Inc. to NuGen Holdings, Inc. The Certificate of Amendment to the Certificate of Incorporation became effective on March 4, 2010.

 The Merger resulted in a change in control of our company and also a change in some of the members of our management team. Our fiscal year remained September 30.

The Merger is being accounted for as a reverse acquisition and recapitalization. NuGen is the acquirer for accounting purposes and NuGen Holdings, formerly known as InovaChem, is the acquiree. Accordingly, NuGen’s historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the Merger. The accumulated deficit of NuGen is carried forward after the acquisition. Operations prior to the Merger are those of NuGen. Earnings per share for the period prior to the Merger are restated to reflect the equivalent number of shares outstanding.

The Offering
Shares of common stock being registered	24,991,513

Total shares of common stock outstanding as of the date of this prospectus	50,381,564

Number of shares of common stock issuable upon the exercise of warrants.	360,000

Total number of shares of common stock issued and outstanding if the warrants are exercised	50,741,564

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees	We will receive no proceeds from the disposition of already outstanding shares of common stock by the selling security holders or their transferees.

We may receive proceeds of up to $360 from the exercise of the warrants covered by this prospectus.

Market for our common stock
There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors

We urge you to read the "Risk Factors" section beginning on page 4 of this Prospectus so that you understand the risks associated with an investment in our common stock.

Summary Historical Financial Information

 The following tables set forth our summary historical financial information. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this Prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

NuGen Holdings, Inc.
Summary Historical Financial Information
For the years ended September 30, 2009, 2008 and 2007, and
For the three months ended December 31, 2009 and 2008

	For Years Ended			For the Three Months ended
	September 30,			December 31,
	2009	2008	2007	2009	2008
Statement of Operations Data:			(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Revenues	$796,847	$624,695	$308,696	$150,141	$130,000

Total cost of goods sold	584,987	582,700	459,566	150,733	140,868

Gross profit	211,860	41,995	(150,870)	(592)	(10,868)

Total operating expenses	376,854	382,339	1,884,795	117,696	61,324

Net loss from operations	(164,994)	(340,344)	(2,035,665)	(118,288)	(72,192)

Total other income and (expense)	(157,515)	(149,239)	(42,089)	(26,727)	(39,037)

Net loss	$(322,509)	$(489,583)	$(2,077,754)	$(145,015)	$(111,229)

Net loss per share - basic and diluted	$(0.01)	$(0.02)	$(0.08)	$(0.01)	$(0.00)

Weighted average number of shares outstanding during the period - basic and diluted	27,133,384	27,133,384	27,133,384	27,133,384	27,133,384

	As of
	September 30,			December 31,
	2009	2008	2007	2009
Balance Sheet Data:			(UNAUDITED)	(UNAUDITED)

Cash and Equivalents	$58,929	$72,060	$2,348	$70,878

Total Assets:	$291,387	$219,080	$51,689	$257,698

Total Liabilities:	$1,679,357	$2,631,234	$1,974,260	$1,753,183

Shareholders' Equity (Deficiency):	$(1,387,970)	$(2,412,154)	$(1,927,353)	$(1,495,485)

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline and investors could lose all or part of their investment.

Risks Related to the Company’s Business and Industry

We have a limited operating history and net losses which make it difficult to evaluate our operations.

We are still an early stage company. We have had limited assets and operations since our organization. We have generated revenues of $624,695 and $796,847, for the fiscal years ending September 30, 2008 and 2009 respectively. For the three months ending December 31, 2008 and 2009, we generated revenues of $130,000 and $150,141, respectively. We had net losses of $489,583 and $322,509, for the fiscal years ending September 30, 2008 and 2009 respectively, and net losses for the three months ending December 31 2008 and 2009 of $111,229 and $145,015, respectively. We face all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in developing and commercializing products. It is possible that we will have unanticipated expenses, problems or technical difficulties that could cause material delays in the development, regulatory approval or market acceptance of our products.

We will need additional capital to continue its business.

We continue to require additional financing through public or private debt or equity financings to fund the commercialization of our technology and effectuate our business plan. As we are generating negative cash flow from our operations, we will be totally dependent on external sources of financing for the foreseeable future, for which we have no commitments. We may not be able to raise additional capital when needed or, if we are able to raise additional capital, it may not be on favorable terms. Any such additional capital would be likely to dilute our then-existing stockholders and may have rights, preferences and privileges that are senior to the shares held by existing stockholders. Our failure to raise additional funds in the future will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our Common Stock.

We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

As reflected in our financial statements for the three months ended December 31, 2009 and 2008, we have a working capital deficiency of $909,330, a stockholders’ deficit of $1,495,485 an accumulated deficit of $3,035,218 and negative cash flows from operations of $37,362 during the three months ending December 31, 2009. We have not yet established an ongoing source of revenues sufficient to cover our operating costs to allow us to continue as a going concern. Furthermore, we anticipate generating losses for the next 12 months. These factors raise substantial doubt that we will be able to continue operations as a going concern. Our independent auditors included an explanatory paragraph in their report for the fiscal years ended September 30, 2009 and 2008 on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

Historically, we have derived a majority of our revenues from one customer. The loss of this customer will have a significant impact on our operations.

Revenue from one customer totaled $671,649 and $525,000 for the years ended September 30, 2009 and September 30, 2008, respectively, or 84% of total revenues for both years. Accounts receivable from this customer accounted for 96% and 97% of total accounts receivable as of September 30, 2009 and September 30, 2008, respectively. The failure to diversify our customers so that we are not dependent on one customer could result in a significant decrease in our earnings.

As we have a limited history, it may be unable to accurately predict our future operating expenses, which could cause us to experience cash shortfalls in future periods.

We have a limited history with regard to expenses and may be unable to accurately forecast our cash needs for the pre-operating months. There can be no assurance we will raise sufficient capital to carry out our business plan.

If we are unable to adequately protect our intellectual property, our business prospects may be harmed.

Our long-term success largely depends on our ability to market technologically competitive products. In order to legally protect our technology we must:

▪	obtain and protect its patents, if issued, or the rights to its patents both domestically and abroad;

▪	operate without infringing upon the proprietary rights of others; and

▪	prevent others from successfully challenging or infringing its proprietary rights.

If we fail to obtain or maintain patent protections, we may not be able to prevent third parties from using our proprietary rights. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Until a patent is issued, the claims covered by the patent may be narrowed or removed entirely, and therefore we may not obtain adequate patent protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing a new product to the market is too great, thus adversely affecting operating results. Assuming we are able to achieve patent protection, the patent position of technology companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether we will be able to ultimately enforce any issued patents or proprietary rights. Any patents that we acquire in the future or licenses may be challenged invalidated or circumvented and may not provide us with adequate protection against competitors. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Accordingly, we may be forced to engage in costly and time consuming litigation in order to protect its intellectual property rights.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we believe we use reasonable efforts to protect trade secrets, our employees, consultants, contractors, and other advisors may unintentionally or willfully disclose proprietary information to competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We are doing business in foreign jurisdictions, but have only one issued patent in a foreign jurisdiction. Our other patents have not been issued in any foreign jurisdictions. The failure to obtain patent protections in foreign jurisdictions could adversely affect our future operations.

We have one filed patent application in a foreign jurisdiction. We believe that there is a market for our products in a variety of foreign countries. Our ability to successfully expand our operations may require us to be able to protect our intellectual property in foreign jurisdictions, which will require us to attempt to seek patent protection in such jurisdictions in the future, which is timely, expensive, and may not result in issued patents. The failure to obtain patents in foreign jurisdictions may adversely affect our future operations in that our technology may be utilized by competitors.

If a third party claims we are infringing on our intellectual property rights, we may incur significant litigation or licensing expenses, or be prevented from further developing or commercializing our products.

Our commercial success depends in part on our ability to operate without infringing the patents and other proprietary rights of third parties. A third party may assert that we have infringed his, her or its patents and proprietary rights or challenge the validity of any patents we may receive in the future or our proprietary rights. Likewise, we may need to resort to litigation to enforce any patent rights we receive in the future or to determine the scope and validity of a third party's proprietary rights, which litigation, even if successful, is expensive and time consuming.

The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we may be required to:

▪	pay monetary damages;

▪	expend time and funding to redesign ours products so that they do not infringe others' patents while still allowing us to compete in the market with a substantially similar product;

▪	obtain a license in order to continue manufacturing or marketing the affected product, and pay license fees and royalties; or

▪	stop research and commercial activities relating to the affected product or service if a license is not available on acceptable terms, if at all.

In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.

Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to design and manufacture new products. There can be no assurance that any new products will receive or maintain customer or market acceptance. Our inability to design and manufacture new products on a timely and cost-effective basis could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We have international operations and, therefore, are subject to additional financial and regulatory risks.

We sell products in foreign countries and currently intend to increase our level of international business activity. Our overseas operations are subject to various risks, including:

▪	U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of products there);

▪	foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products);

▪	exchange rate fluctuations;

▪	expropriation of assets;

▪	war, civil uprisings and riots;

▪	government instability;

▪	the necessity of obtaining government approvals for both new and continuing operations; and

▪	legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

We currently intend to expand our operations into selected international markets. However, we may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market.

In pursuing an international expansion strategy, we face additional risks, including:

•	foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;

•	higher costs of doing business in foreign countries;

•	potential adverse tax consequences;

•	longer payment cycles and foreign currency fluctuations; and

•	economic downturns.

We will be subject to federal licensing requirements with respect to the sale in foreign countries of certain products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations. The failure to obtain applicable governmental approval and clearances could adversely our business.

Like other companies which operate internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may encounter intense competition from competitors many of which are more established than us and have greater resources than us.

We face competition from established and emerging manufacturers, which could divert prospective customers to our competitors. We currently compete in the industrial and automotive markets. Some companies not traditionally serving our market could enter our market, causing reduced revenue and sales opportunities. We expect existing competitors and new entrants to these industries to increase and to constantly revise and improve their business models. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing companies by large corporations could increase potential competitors’ resources. Since our resources are limited, we may not be able to compete with these larger competitors.

We are dependent upon our management team, and the loss of any of these individuals would harm our business.

We rely heavily on the expertise, experience and continued service of our senior management. The loss of such key personnel could materially adversely affect us. If such management was to leave we could face substantial difficulty in hiring qualified successors and could experience loss in productivity while any successor obtains necessary training and experience. We have entered into employment agreements with senior management but there can be no assurance that the terms of any such agreement will be sufficient to retain such executives.

Our ability to implement our business plan depends on our ability to attract and retain key personnel.

Our future success depends on our ability to attract and retain highly qualified research and development, technical, and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.

Difficulties managing growth could adversely affect our business, operating results and financial condition.

The growth of our business may require increased demands on our management, workforce and facilities. If we achieve growth in our operations in the next few years, such growth could place a strain on our management, and our administrative, operational and financial infrastructure. Our ability to manage our operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we will need to attract, train, manage and retain qualified management and other personnel to manage our future operations. If we are unable to manage our growth effectively or if we are unable to attract additional highly qualified personnel, our business, operating results and financial condition may be materially adversely affected.

We may be subject to liability claims resulting from our products.

There can be no assurance that product liability issues will not arise that would adversely impact our business. Although we have product liability insurance, there is no assurance that such policy will be adequate to cover any potential claims or that we will maintain such policy coverage in the future.

Our ability to implement our business plan depends on the viability of our strategic partners and key customers.

There can be no assurance that the stability of our strategic partners and key customers remain in good financial health. This could adversely affect sales, time to collection of revenues.

Our ability to implement our business plan depends on the existing government policy and the price of fuel relating to forms of transportation.

There can be no assurance that the government’s policy or price of fuel does not adversely affect the marketability of our products. Our business plan assumes existing terms and status with an increase of favorability pushing for alternative modes of transportation

Risks Relating to the Market for Our Common Stock

We incur increased costs as a result of being a public company.

As a result of the Merger, NuGen became a public reporting company. As a public reporting company, we expect to incur significant additional legal, accounting and other expenses that we would not otherwise incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the Securities and Exchange Commission has required changes in corporate governance practices of public companies. We expect these rules and regulations to make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur or the timing of such costs.

Insiders have substantial control over and could delay or prevent a change in corporate control, which may negatively affect your investment.

Our executive officers, directors and affiliates, in the aggregate, beneficially own approximately 48.4% of our outstanding Common Stock. The interests of such persons may differ from the interests of other stockholders. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

There is no market for our Common Stock and there can be no assurance that one will ever develop or be sustained.

There is currently no trading market for our Common Stock and there can be no assurance that a market will ever develop. We anticipate our Common Stock will be quoted on the automated quotation service, known as the OTC Bulletin Board but no market makers have committed to becoming market makers for our common stock and none may do so.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 200 million shares of common stock and 50 million shares of preferred stock. As of the date of this Prospectus, there are outstanding 50,381,564 shares of common stock and options to acquire 2,400,000 shares of common stock. Although there are currently no shares of preferred stock issued, we have an agreement to create a series of up to 4,666,667 shares of preferred stock, which, subject to adjustment, may be convertible into an equivalent number of shares of common stock. The future issuance of common stock or convertible securities may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market, if one is established, for the common stock.

The risk of our revenues and profitability fluctuating from period to period.

Our results of operations for any quarter, half year or year are not necessarily indicative of results to be expected in future periods. Our operating results have historically been, and we expect they will continue to be, subject to quarterly, half yearly and yearly fluctuations as a result of a number of factors, including:

•	changes in prevailing economic and other conditions relating to our businesses;

•	variations in costs, sales prices and volume of our products and services, and the mix of products and services we offer;

•
changes in customer demand and/or our supply chains, which in turn will often depend upon market conditions for the relevant products, the success of our customers' or suppliers' businesses, industry trends, and other factors;

•
changes in the level of performance of our strategic investments, which in turn will affect our gains and losses on sales of such investments or may result in the write-off or impairment of such investments;

•
changes in our asset prices, including equity, real estate and other assets, which in turn will affect our gains and losses on sales of such assets or may result in the write-off or impairment of such assets;

•	changes in the financial and commodity markets; and

•	changes in the credit quality of our customers

USE OF PROCEEDS

The shares of common stock covered by this prospectus are issued and outstanding and owned by the selling stockholders. Each of the selling stockholders will receive all of the net proceeds from the sale of shares by that stockholder. We will not receive any of the proceeds from the sale or other disposition of the shares common stock covered by this prospectus. We are responsible for the fees, costs and expenses of this offering.

This prospectus also covers 360,000 shares of common stock which would be issued if the warrant holder exercises his warrant. In such instance, we would receive $360 if the warrant is exercised in its entirety.

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of our common stock was determined arbitrarily by us. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock. If our common stock becomes quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The shares to be sold by the selling shareholders are shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

MARKET INFORMATION

There is no trading market for our Common Stock. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made. We are not obligated to register any shares under the Securities Act for sale by security holders, although we are hereby filing this registration statement for the registration of 25,351,513 shares of Common Stock on behalf of the selling stockholders.

As of the date of this Prospectus, there were approximately 106 holders of record of our common stock.

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Securities Authorized For Issuance Under Equity Compensation Plan

As of September 30, 2009, we had no shares of common stock subject to any outstanding awards or available for future awards under equity compensation plans. Our 2008 Stock Option Plan, which was adopted by the Board on June 30, 2008, specifically provided for its effectiveness within 12 months of its adoption by vote of the shareholders; as of September 30, 2009 the shareholders did not vote to adopt or reject the option plan. Accordingly, the 2008 Stock Option Plan is no longer effective and any previous options granted thereunder are null and void.

In February 2010, our board of directors adopted the 2010 Stock Option Plan. The total number of shares of common stock available under this Plan equals the sum of (i) 5,000,000, plus (ii) the number of shares with respect to awards that terminate without being exercised, are exchanged for awards that do not involve shares of common stock, or are settled in cash in lieu of shares of common stock. Currently there are 2,400,000 options granted under this Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

We caution readers that this Prospectus includes “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “intend,” “plan,” “envision,” “continue,” target,” “contemplate,” or “will” and similar words or phrases or corporate terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control.

Some of the factors that could affect our financial performance, cause actual results to differ from our estimates or underlie such forward-looking statements are set forth in various places in this Prospectus. These factors include, but are not limited to:

•	general economic conditions,

•	our ability to evaluate and predict our future operations and expenses, being an early stage development company with limited assets and no current operations,

•	the possibility of future product-related liability claims,

•	our future capital needs and our ability to obtain financing,

•	our ability to protect our intellectual property and trade secrets, both domestically and abroad,

•	expenses involved in protecting our intellectual property and trade secrets,

•	our ability to attract and retain key management, technical, and research and development personnel,

•	our ability to research and develop new technology, products and design and manufacturing techniques,

•	technological advances, the introduction of new and competing products, and new design and manufacturing techniques developed by our competitors,

•	anticipated and unanticipated trends and conditions in our industry,

•	our ability to predict consumer preferences,

•	changes in the costs of operation,

•	our ability to compete,

•	our ability to manage growth and carry out growth strategies, including international expansion,

•	possible necessity of obtaining government approvals for both new and continuing operations,

•	risks, expenses and requirements involved in operating in various foreign markets, including India and China,

•	exposure to foreign currency risk and interest rate risk,

•	possible foreign import controls and United States-imposed embargoes,

•	possible disruption in commercial activities due to terrorist activity, armed conflict and government instability, and

•	other factors set forth in this report and in our other Securities and Exchange Commission (“SEC”) filings.

You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Recent Developments

On January 29, 2010, we completed the acquisition of NuGen. As a result of this merger, we are now engaged in the business of designing, manufacturing, and marketing systems and components for the alternative energy sector. We offer high-efficiency, reliable compact permanent magnet electrical motors, systems, controllers, vehicle interface modules (including energy storage, management, and monitoring systems) and related software that have applications in markets ranging from electric/hybrid electric vehicles to materials handling equipment, distributive power, ground support equipment, motion control, and military applications.

The Merger is being accounted for as a reverse acquisition and recapitalization. As a result, the historical financial statements of NuGen Mobility, Inc. will be the historical financial statements. Accordingly, our consolidated financial statements subsequent to the merger consist of the balance sheets of InovaChem, Inc. and NuGen Mobility, Inc., the historical operations of NuGen Mobility, Inc. and the operations of both InovaChem, Inc. and NuGen Mobility, Inc. from January 29, 2010 (date of merger) forward. As a result of the merger, the historical financial statements of InovaChem, Inc. for the period prior to January 29, 2010, are not presented herein. We are maintaining our fiscal year end of September 30, which was the historical fiscal year end of InovaChem, Inc. and NuGen Mobility, Inc.

In January and February 2010, we issued securities for aggregate gross proceeds of $1,550,000 and converted $845,475 of our indebtedness for our common stock. See “-Liquidity and Capital Resources”

Results of Operations

We generated revenues of $624,695 and $796,847, for the fiscal years ending September 30, 2008 and 2009 respectively, and $130,000 and $150,141 in revenues for the three months ending December 31, 2008 and 2009, respectively. We had net losses of $489,583 and $322,509, for the fiscal years ending September 30, 2008 and 2009 respectively, and net losses of $111,229 and $145,105 for the three months ending December 31, 2008 and 2009, respectively.

In fiscal 2010 we expect to expend cash for operations and technology investments in order to implement our business plan and we do not expect immediate revenues to offset such expenditures.

Results of Operations— Comparison of Quarters Ending December 31, 2009 and 2008

Revenues. Our sales increased by $20,141 to $150,141 for the quarter ended December 31, 2009 from $130,000 for the quarter ended December 31, 2008. For the quarter ended December 31, 2009 the Company had income from two customers, Mahindra and BSA, versus sales for the quarter ended December 31, 2008 to Mahindra alone.

Gross Profit (Loss). Our gross (loss) increased by $7,237 to $(18,107) for the quarter ended December 31, 2009 from $(10,868) for the quarter ended December 31, 2008, primarily due to increases in compensation expenses in 2009 versus 2008 as staffing levels were increased.

Operating Expenses . Our operating expenses increased by $38,857 for the quarter ended December 31, 2009 from $61,324 for the quarter ended December 31, 2008, primarily due to increased personnel and consulting services in 2009 over 2008. Operating expenses consist primarily of compensation, rent and office, professional fees and travel expenses.

Results of Operations— Comparison of Fiscal Years Ending September 30, 2009 and 2008

Revenues. Our sales increased by $172,152 to $796,847 for the year ended September 30, 2009 from $624,695 for the year ended September 30, 2008. The increase in revenues was primarily due to increases in sales to Mahindra.

Gross Profit. Our gross profit increased by $169,865 to $211,860 for the year ended September 30, 2009 from $41,995 for the year ended September 30, 2008. The increase in gross profit was primarily due to increases in sales to Mahindra.

Operating Expenses. Our operating expenses decreased by $5,485 for the year ended September 30, 2009 from $382,339 for the year ended September 30, 2008. Operating expenses consist primarily of compensation, rent and office, professional fees and travel expenses.

Results of Operations— Comparison of Fiscal Years Ending September 30, 2008 and 2007

Revenues. Our sales increased by $315,999 to $624,695 for the year ended September 30, 2008 from $308,696 for the year ended September 30, 2007. The increase in revenues was primarily due to increases in sales to Mahindra.

Gross Profit. Our gross profit increased by $108,875 to $41,995 for the year ended September 30, 2008 from ($150,870) for the year ended September 30, 2007. The increase in gross profit was primarily due increases in sales to Mahindra which started in fiscal 2008.

Operating Expenses. Our operating expenses decreased by $382,339 for the year ended September 30, 2008 from $1,884,795 for the year ended September 30, 2007. We recognized $1,512,448 in Impairment expenses related to the asset purchase from NGM in fiscal 2007. The other operating expenses consist primarily of compensation, rent and office, professional fees and travel expenses.

Liquidity and Capital Resources

Our principal source of funds has been sales to our customers, equity provided by our stockholders and various loans. Our principal use of funds has been for cost of goods sold, operating expenses, general and administrative expenses and interest expense. Although we currently believe that we have sufficient cash for the next 12 months, we are unable at present to estimate the funds we will require to execute our business plan to develop manufacture and market our products and technology and management expects that we will need to raise additional capital, which we may do through equity financings. There can be no assurance that we will be able to raise such funds if and when we wish to do so.

The Company’s working capital deficiency was $909,330, at December 31, 2009 versus $801,592 at September 30, 2009. Cash flows from operations used $154,326 and $235,111 for the years ended September 30, 2009 and 2008 respectively. Cash flows from operations used $37,362 for the quarter ended December 31, 2009 and provided $81,335 during the quarter ending December 31, 2008. Cash flows from financing activities provided $141,195 and $304,823 for the years ended September 30, 2009 and 2008 respectively and provided $49,311 for the quarter ended December 31, 2009 primarily due to the proceeds from issuances of notes payable to various lenders.

At December 31, 2009, we had $70,878 of cash on hand; at March 11, 2010, we had $$1,365,000 of cash on hand.

In connection with the closing of the Merger, on or about January 29, 2010, (i) we issued an aggregate of 6,733,336 shares of Common Stock at a purchase price of $0.15 per share for aggregate gross proceeds of $1,010,000 and (ii) holders of $845,475 of outstanding indebtedness of NuGen converted their promissory notes (based on a $0.15 per share conversion price) into an aggregate of 5,636,499 shares of Common Stock. On February 11, 2010, we issued an aggregate of 3,599,999 shares of Common Stock at a purchase price of $0.15 per share for aggregate gross proceeds of approximately $540,000.

Critical Accounting Policies

We have identified the accounting policies outlined below as critical to our business operations and an understanding of our results of operations. Additionally, we intend to develop and adopt policies, once we commence operations, which are appropriate to our operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. In particular, given our early stage of business, our primary critical accounting policy and area in which we use judgment is in the area of the recoverability of deferred tax assets.

Revenue and Cost Recognition - We manufacture proprietary products and other products. Revenue from sales of products are generally recognized at the time title to the goods and the benefits and risks of ownership passes to the customer which is typically when products are shipped based on the terms of the customer purchase agreement.

Revenue relating to long-term fixed price contracts is recognized using the percentage of completion method. Under the percentage of completion method, contract revenues and related costs are recognized based on the percentage that costs incurred to date bear to total estimated costs.

Changes in job performance, estimated profitability and final contract settlements may result in revisions to cost and revenue, and are recognized in the period in which the revisions are determined.

Contract costs include all direct materials, subcontract and labor costs and other indirect costs. Selling, general and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

In accordance with ASC 360, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

At inception, the Company implemented ASC 718, “Share-Based Payment” which requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related requisite service period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. The Company values any employee or non-employee stock based compensation at fair value using the Black-Scholes Option Pricing Model.

New Accounting Pronouncements

In May 2009, the FASB issued ASC 805 “Subsequent Events”. ASC 805 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 805 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 805 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of this statement did not have a material effect on our financial statements.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 . ASC 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. ASC 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. We are evaluating the impact the adoption of ASC 860 will have on our financial statements.

In June 2009, the FASB issued ASC 105 Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards Codification TM (the “Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws, however, will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, all references made to GAAP in our consolidated financial statements will include references to the new Codification. The Codification does not change or alter existing GAAP and, therefore, will not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB issued changes to the consolidation guidance applicable to a variable interest entity (VIE). FASB ASC Topic 810, "Consolidation," amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity's economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. FASB ASC 810 also requires enhanced disclosures about an enterprise's involvement with a VIE. Topic 810 is effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009. This will not have an impact on our financial position, results of operations or cash flows.

Off Balance Sheet Arrangements

In August 2007, NuGen entered into an asset purchase agreement (“Asset Purchase Agreement”) pursuant to which it acquired substantially all of the assets, and certain liabilities of New Generation Motors Corporation, a Delaware corporation (“NGM”), related to NGM’s business of designing, manufacturing, marketing and licensing axial flux and other electric motors. Pursuant to the Asset Purchase Agreement with New Generation Motors Corporation(“NGM”), NuGenis required to pay NGM from Gross Revenues, (i) $596,108 plus accrued interest at the rate of 6% per annum plus (B) if prior to July 13, 2014, we paid the amount described in (i) in full, then we are required to pay each year, on a quarterly basis, 2.5% multiplied by the amount of Gross Revenues accrued in each quarter until July 13, 2014. Gross Revenues is defined in the Asset Purchase Agreement as (i) all fees and other revenue that we receive from any source, (ii) the then-current fair market value of (x) the assets purchased from NGM, or (y) the business (as a going concern) or portion thereof sold or otherwise transferred to our affiliate, and (iii) the proceeds from the sale or other disposition by us to any other third party of all or any portion of (x) the assets and/or (y) the business as a going concern.,

As part of our purchase of NGM’s assets in July 2007, we acquired a license from Bajaj Auto Ltd (“Bajaj”) and agreed to assume NGM’s commitment of a conditional grant of $700,000 from The ICICI Limited, an Indian public banking company (“ICICI”), which will be paid back through a 2% royalty on the license agreement until $1,400,000 is repaid. Additionally, ICICI also provided a loan of $500,000 to NGM that was converted to a conditional grant and assumed by us in 2007. As of December 31, 2009, no payments are owed to ICICI, as Bajaj is not actively marketing its product at present, however, with the recent emphasis on electric vehicles, we expect that marketing of this product will begin in the next two years.

Accounting Treatment

The Merger is being accounted for as a reverse acquisition and recapitalization. NuGen is the acquirer for accounting purposes and NuGen Holdings, formerly InovaChem, is the acquiree. Accordingly, NuGen’s historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the Merger. The accumulated deficit of NuGen is carried forward after the acquisition. Operations prior to the Merger are those of NuGen. Earnings per share for the period prior to the Merger are restated to reflect the equivalent number of shares outstanding.

BUSINESS

Corporate Background

InovaChem was incorporated as a Delaware corporation on September 27, 2007 under the name “Expedite 1, Inc.” and on February 11, 2008, pursuant to a change of control of the Company, changed its name to InovaChem, Inc. Prior to the Merger, InovaChem was an early development stage company with a strategic plan to reduce certain food, pharmaceutical and other products’ costs by utilizing new technologies and no revenues or business operations. Due to the state of the economy, InovaChem had conducted virtually no business other than organizational matters, and filings of periodic reports with the SEC. The Company has abandoned its business plan and sought an operating company with which to merge or to acquire.

NuGen was organized as a Delaware corporation on September 8, 2006 under the name “NuGen Mobility, Inc.” for the purpose of engaging in research, development and manufacture of permanent magnet electric motors and related electric controls.

In August 2007, NuGen entered into an asset purchase agreement (“Asset Purchase Agreement”) pursuant to which we acquired substantially all of the assets, and certain liabilities of New Generation Motors Corporation, a Delaware corporation (“NGM”), related to NGM’s business of designing, manufacturing, marketing and licensing axial flux and other electric motors, for a purchase price of $1 million and the assumption of certain liabilities (less certain credits as described in the Asset Purchase Agreement), as evidenced by a 6 % promissory note. Pursuant to the Asset Purchase Agreement and the note, we are required to pay NGM from Gross Revenues (as such term is defined in the note), (i) $596,108, plus accrued interest at the rate of 6% per annum plus (ii) if prior to July 13, 2014, we paid the amount described in clause (i) in full, then we are required to pay each year, on a quarterly basis, 2.5% multiplied by the amount of Gross Revenues accrued in each quarter until July 13, 2014. NGM, and its affiliates, were also subject to two-year non-competition and non-solicitation provisions.

Recent Developments and Change in Control

Merger and Changes in Control

On January 29, 2010, pursuant to the Merger Agreement dated January 29, 2010 by and among NuGen Holdings, formerly known as InovaChem, NuGen and InovaChem Mergerco II, Inc., a wholly-owned subsidiary of NuGen Holdings, and the other parties identified therein, InovaChem Mergerco II merged with and into NuGen, and NuGen, as the surviving corporation, became a wholly-owned subsidiary of NuGen Holdings.

Upon the closing of this merger (the Merger”), each issued and outstanding share of NuGen’s common stock was converted into one share of NuGen Holding’s common stock. As a result, an aggregate of 27,133,384 shares of our common stock, par value $0.001 per share were issued to the two shareholders of NuGen, Eric Takamura, our Chairman, Chief Executive Officer and President, and Ron Takamura.

Effective upon the closing of the Merger, William Zuo, Shao Jun Xu and Xiaojing Li resigned from all of their respective positions as officers and directors of Inovachem. On the same date, the board of directors appointed Eric Takamura as Chairman, Chief Executive Officer, President and a director and John Salatino as Vice President of Engineering and Programs. Henry Toh retained his position as Vice Chairman of our board of directors and Executive Vice President of Corporate Development, Alan Pritzker retained his position as Chief Financial Officer and Michael Kleinman remained on the board of directors of our company.

Debt Conversion and Redemption

In connection with the Merger, holders of an aggregate of $846,475 of outstanding indebtedness of NuGen converted their promissory notes (based on a $0.15 per share conversion price) into an aggregate of 5,636,499 shares of Common Stock (“Debt Conversion”). Simultaneous with the closing of the Merger, 15,165,000 shares of Common Stock were redeemed by NuGen Holdings for a cash payment of $152.

Private Placement

On February 11, 2010, we closed on the private placement and we issued an aggregate of 10,333,335 shares of Common Stock in a private placement (the “Private Placement”) at a purchase price of $0.15 per share for aggregate gross proceeds of approximately $1,550,000. Each investor in such private placement had the right to purchase an option from Eric Takamura, our Chairman, Chief Executive Officer, President and a director, to purchase 50,000 shares of his common stock for an exercise price of $0.50 per share. The purchase price of this option was $250, and an aggregate of 33 investors purchased this option from Mr. Takamura for an aggregate of 2,595,000 shares.

In connection with this private placement, we issued Martinez-Ayme Securities (“Martinez”), the placement agent, 1,000,000 shares of common stock and a cash commission of $52,725 as a result of the consummation of the Private Placement.

In connection therewith, Mr. Takamura, our chief executive officer, pledged 1,000,000 shares of common stock he owns to a representative of eleven of the investors to secure his obligation to transfer to such investors his shares if we issue prior to August 11, 2011, with certain exceptions shares of common stock or securities convertible into common stock at a price below $0.15 per share. We also entered into an agreement with a representative of these eleven accredited investors confirming that such investors have the right, but not the obligation, to purchase a minimum of $500,000 and a maximum of $700,000 of our Class A Preferred Stock (the “Preferred Stock”) at a price of $0.15 per share. This right is exercisable beginning on the effective date of our registration statement until August 10, 2010, subject to a 60 day extension if the registration statement is not effective by August 10, 2010.The investors may exercise this right on August 10, 2010 even if the registration statement is not effective by such date. We have not yet filed a certificate of designation designating this Preferred Stock. When authorized, we expect that the preferred stock will be convertible into one share of common stock and be subject to adjustment for issuances of securities to third parties at a price less than $0.15 per share on a “full-ratchet basis” during the 18 months following a closing with respect to such issuance. We also expect to provide the holders pre-emptive rights and the right to designate one person to serve as a member of our board of directors. Upon exercise of the right to purchase the Preferred Stock, the investors will also receive options, warrants or other similar rights to acquire our common stock equal to the total value of the investors’ investment in the Preferred Stock, based on a share value of $0.15 per share.

Business

We design, manufacture and market systems and components for the alternative energy sector. We offer high-efficiency, compact motors, controllers, vehicle interface modules (including energy storage, management, and monitoring systems) and related software that have applications in markets ranging from electric/hybrid electric vehicles to materials handling equipment, distributive power, ground support equipment, motion control, and military applications.

Our proprietary, variable gap, axial flux technology combines:

•	very high efficiency and torque density capability;
•	low or zero emissions and
•	compelling value proposition due to its low-cost design.

Our current business plan is to expand on our established technology and market presence in the sale of proprietary and highly efficient, variable gap, axial flux, permanent magnet electric motors ranging from 1kW to 120 kW, for a broad range of commercial markets.

We are in the process of applying for several U.S. government grants under the American Recovery Act to facilitate domestic manufacturing and/or sales. If and when federal grant money becomes available to us, we hope to move quickly to commercial agreements for the US domestic market.

Our current primary market focus is the electric vehicle market in China and India where urban air and noise pollution and high fuel costs make these products very attractive. China and India are currently the two largest markets in the world for electric vehicles and these markets have been instrumental in our strategy to become the lowest cost provider of light electric vehicles with the best performance in terms of efficiency and torque, and speed.

In the past, we have also identified and penetrated US markets in materials handling equipment and defense applications through projects, programs and relationships with such entities such as Harlan Global, DRS Technologies Test & Energy Management (“DRS Technologies”) and through various Small Business Innovation Research (“SBIR”) programs with agencies such as the National Renewable Energy Lab, the Office of the Secretary of Defense and Defense Advanced Research Projects Agency.

 Strategic Relationships and Customers

Mahindra Group

In June 2009, we entered into a 30-month technical assistance agreement for light transport vehicle drive systems with Mahindra Group, a leading manufacturer in India of utility vehicles, parts and accessories (“Mahindra”), to effectuate the next phases of integration of drive systems into 4 wheel transport vehicles. Under the agreement we will provide technical services including engineering, for electric drive and drive system components. The total amount payable under this agreement is approximately $726,000, of which we have billed Mahindra approximately $558,000 and have been paid approximately $447,000 to date. The agreement may be terminated by Mahindra at any time upon 30 days prior notice.

Bajaj Auto Ltd

As a result of our acquisition of certain assets of NGM in July 2007, we are a party to a master license agreement with Bajaj Auto Ltd. (“Bajaj”), pursuant to which, among other things, we have granted Bajaj exclusive manufacturing and distribution licenses to use one of our proprietary engineering designs, manufacturing specifications and technologies for use on 3-wheeled vehicles that consist of an integrated electric motor and controller in India. We also granted Bajaj certain non-exclusive licenses outside of India. In consideration of the grant of such licenses, in addition to a $650,000 preproduction fee of which $250,000 was paid to NGM, Bajaj is obligated to pay us an aggregate commercial production fee of $150,000, a set license fee of $32 for each 3-wheeler product and a percentage of total sales revenues license fee for other than 3-wheeler products. Such fees are not due until Bajaj begins production of these products. We have exclusive rights for the manufacture and sale of any improvements, modifications or developments in the technology in the US and Bajaj will have such exclusive rights in India. Technical support supplied by us under the agreement is at the rate of $500 per day. Under the agreement, Bajaj is obligated to supply us with the first 300 units at cost and thereafter at 10% above cost. The term of the agreement is until the earlier of December 7, 2015 or 7 years from payment of 1,200 initial units and payments of a pre-production technology fee, and may be terminated by Bajaj upon 90 days notice. Bajaj is not actively marketing its product at present, however, with the recent emphasis on electric vehicles, we currently believe that Bajaj will begin marketing its products within the next two years.

BSA Motors of India

We are a party to a 12-month technical support agreement with BSA Motors of India, a subsidiary of the Murugappa Group (“BSA”). BSA is in the business of designing, manufacturing and marketing electric, hybrid electric and standard internal combustion engine two-wheelers (2w) currently primarily in India. Pursuant to the agreement, which was entered into in September 2009, we will provide technical support, including prototype development and demonstration, concept design and development and improvements for motor and controller systems for BSA electric scooters with the long-term goal of becoming BSA’s power train systems supplier. The agreement provides that we will not provide technical support regarding the development, manufacture or marketing of axial flux powertrain or new powertrain systems for 2-wheeler platforms to other OEMs during the term of the agreement in India and that BSA will not develop new axial flux powertrain with any party other than us. BSA also has a right of first refusal for the commercial application in India of motors and controllers for electric 2-wheelers developed by us. The total value of the agreement is approximately $132,000, of which we have billed and have been paid $39,000 to date. The agreement may be terminated by BSA upon 30 days' notice to us.

US Department of Defense

We have a two-year agreement, effective September 2009, with the United States Department of Defense (“DOD”) for a SBIR Phase II with the US Army to demonstrate our variable gap control technology for electric generators and motors for the purpose of validating applicability, performance and reliability on future platforms and to produce prototypes. We currently anticipate that this project will move into Phase III in 2012, which may lead to a full production supply contract. We have a consultant specializing in this area to facilitate our efforts. We also plan to coordinate the SBIR efforts to our ‘Micro-Truck’ drive system to increase the marketability and performance of that system.

We also have had a market in motors and controllers for solar racing teams worldwide, where our variable gap, in-wheel motors continue to produce winners in solar racing competition. Solar car competition participants may include future automotive and other EV industry engineers from top universities. We believe that we are the electric drive system of choice by these research teams.

The Market

Primary markets for our core technology of variable gap, axial flux, permanent magnet motors include:

•             Low and Zero Emission Vehicles in Developing Countries: Worldwide requirements to reduce hydrocarbon fuel consumption and air pollution have created a large and emerging market for efficient, inexpensive and reliable, low and zero emission electric drive vehicles using batteries, fuel cells or hybrid configurations. Electric drive systems can be employed in the entire spectrum of small passenger vehicles including scooters, motorcycles, three-wheelers, neighborhood electric vehicles, compact cars, micro pickups and micro busses. We are targeting the entire segment of the small vehicle traction market and propose to supply electric drive systems technology with all prime movers.

•             Three-wheelers In India: Bajaj currently builds approximately 300,000 three-wheel and 2,000,000 two-wheel vehicles per year. After five years of developmental and functional testing, ECO-Ricks began limited commercial production in December 2006 for additional public testing. This project has slowed down, but with recent EV activity in India, we currently believe that Bajaj may want to take this project to full production.

•             Four-wheelers: (Light Commercial Vehicles) under our agreement with Mahindra, we currently anticipate that Mahindra will produce a minimum of 1,200 vehicles for initial market-seeding purposes, subject to market demands.

•             Two-wheelers: 20 two-wheel scooters for Bajaj were built, tested and certified by the government of India. Four additional platforms with intended deployments in late 2010 early 2011 are being considered with BSA.

•             Further extension of this vertical market includes applications such as electric all-terrain vehicles (where volumes could exceed 10,000 vehicles per year), golf carts (with about 250,000 vehicle sales per year in the US), neighborhood electric vehicles, quadracycles, citicars and electric motor applications for 15’ to 45’ sailboats.

•             Materials Handling Equipment and Defense Applications: Airport ground support equipment, including baggage tractors and belt loaders are often powered by electric drive systems. We have supplied our technologies and products to Harlan Corporation for use in integrated starter generator units in their ground support vehicles.

Competition

All of the markets in which we operate are highly competitive. The markets served by the technology segment are additionally characterized by rapid changes due to technological advances that can render existing technologies and products obsolete.

We hope to market our advanced electric propulsion systems and components to vehicle original equipment manufacturers and their suppliers throughout the world for use in electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. In recent years, the market for hybrid electric automobiles has begun to emerge, led by the introduction and market success of hybrid electric vehicles manufactured by Toyota, Lexus, Honda, Ford and General Motors. Recently, International Truck and Engine Corporation, Freightliner Trucks and Peterbilt Motors Company announced plans to begin production of hybrid electric medium-duty trucks and Caterpillar, Inc. introduced a belt-less engine/electric tracked bulldozer. As a result, we expect additional vehicle makers in both on-road and off-road markets to develop and introduce a variety of hybrid electric vehicles as the market acceptance of these vehicles continues to grow. We cannot assure that we will be able to compete successfully in this market or any other market that now exists or may develop in the future. There are numerous companies developing products that do or soon will compete with our systems. Some of these companies possess significantly greater financial, personnel and other resources than we do, including established supply arrangements and volume manufacturing operations. In addition, the U.S. government's Stimulus Bill is expected to award substantial financial grants and loans to companies engaged in the development and manufacture of energy efficient, low emission vehicles and the components that enable their operation. Companies that receive awards under the Stimulus Bill may have substantially greater financial resources available to them which could improve their ability to compete with us. We believe our principal competitors include Honda, Toyota, General Motors, Daimler, Hitachi, Toshiba, Siemens, Delphi, Danaher, Enova and United Technologies Corp., UQM Technologies, Inc. and Azure Dynamics.

Our power products compete primarily in the automotive, heavy equipment, military, aerospace and medical products industries. Each of these industries is extremely competitive. We face substantial competition on a continuing basis from numerous companies, many of whom possess longer operating histories, significantly greater financial resources and marketing, distribution and manufacturing capability. We believe our principal competitors include Advanced Motors and Drives, Allied Motion, Emerson Electric, General Electric, Moog, Rockwell International, Baldor, Hitachi, Hyundai, Toshiba, Siemens, Delphi, Danaher, United Technologies, UQM Technologies, Inc., L-3 Communications and Enova.

Technology, Competitive Advantage, Value Proposition

Our high efficiency variable gap, axial flux, permanent magnet (“PM”) motors are different from conventional electric motors due to the different path of their magnetic flux.

Axial Flux Technology: In conventional motors the flux flows radially through the air gap between the rotor and the stator. However, in axial flux motors, the flux flows parallel to the axis of the motor. The motor, often referred to as a “pancake” rotor, can be made much thinner and lighter, with the same performance.

Our key competitive advantage is that our motors offer high torque density and installation in tight spaces, like inside wheel housings. This has been very compelling to companies like Bajaj that seek low-cost, high efficiency motors for conversion from internal combustion to electric propulsion in small vehicles.

An additional competitive advantage of axial flux motors over conventional series wound or induction motors is their efficiency. Our motors can achieve total system efficiencies in the range of 95%.

Variable Gap Technology: In our permanent magnet(“PM”) motors, the magnets create the working flux. This is different than an AC induction motor which is current-driven. This fact is central to why a PM motor can be more efficient than other motors. Unfortunately, this is the same property that causes the most significant limitation of a PM motor; the permanent field causes a fixed relationship between winding current and motor torque. This relationship or “torque constant” (kT), also defines a fixed top speed of a PM motor. The higher the kT, the lower the top motor speed.

An axial flux PM motor is different than a radial flux PM motor, because the kT can be varied, without causing power loss by simply altering a critical geometry of the motor. Although there are many different contributors to the torque constant, the one of interest to us is the distance between the magnet rotor and the stator. In axial flux motors, the rotor and stator are adjacent discs and the “gap” is the space between the disks. By moving one of these discs axially relative to the other, the torque constant can be adjusted. This geometry can be varied statically (in the factory, simply with different spacers) or dynamically (by the vehicle controller). The result is optimal performance for various uses or drive conditions from the same electric motor. The variable gap allows for application-specific optimization of power, torque, and speed, while maximizing efficiency across the operating range. Application of this technology makes electric motors very efficient and can result in enormous energy savings.

New Applications, In-Wheel Motors: We believe that there are other applications for this technology in low tech products ranging from ceiling fans to floor buffers; and to high tech products ranging from flywheels and military actuators. However, our primary focus is in-and near-wheel motors, that we have been selling for solar racing. Application of in-wheel technology plays to the strength of axial flux motors and our variable gap technology, and we believe is a compelling motive traction solution for electric, hybrid and fuel cell powered vehicles.

Manufacturing

We are currently outsourcing our manufacturing, assembly and testing of our propulsion system components to Bajaj in India. Bajaj has a long-standing reputation for high volume, high quality, high standards and excellent customer service. We are in the process of locating manufacturing outsourcing in China but currently do not have an outsourcing agreement in China.

Product Warranties

Our product warranties are generally from three months to three years depending on the product

Intellectual Property

We currently have three US patents and one foreign patent as follows:

U.S. Patent #6,348,751 B1-“Electric Motor with active hysteresis-based control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap"

U.S. Patent #6,137,203-“Electric Motor with active hysteresis-based control of winding currents and/or having an efficient stator winding arrangement and/or adjustable air gap”

U.S. Patent #6,975,082 B2- (co-owned)-Variable Speed Drive with a synchronous motor

India PCT # 822/MUM/2003- (co-owned with Bajaj) -Compact Drive system for Electrically operated road vehicle

Property

We lease approximately 6,500 square feet of space for our executive offices, located at 44645 Gilford Drive, Suite 201, Ashburn, Virginia, under a month-to-month lease for a monthly rental of $6,589.

Employees

We currently have 6 full-time employees and one part-time employee.

Legal Proceedings

There are no pending legal proceedings to which we are a party is or in which to our knowledge any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

MANAGEMENT
Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of the date of this Prospectus:

Name	Age	Title
Eric Takamura	40	Chairman, Chief Executive Officer, President and Director
John Salatino	54	Vice President of Engineering and Programs
Henry Toh	52	Vice Chairman, Executive Vice President of Corporate Development and Director
Alan Pritzker	55	Chief Financial Officer and Secretary
Michael Kleinman, M.D.	53	Director

Our directors hold office for one-year terms and until their successors have been elected and qualified. Our officers are elected annually by the board of directors and serve at the discretion of the board.

There are no familial relationships among any of our directors or officers. None of our directors or officers is a director in any other U.S. reporting companies, except Mr. Toh who serves on the board of directors of four-public companies as described in his biography below and Dr. Kleinman who is a director of American Surgical Holdings, Inc We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Biographies

Eric Takamura, Chairman, Chief Executive Officer and President

Mr. Takamura became our Chairman, Chief Executive Officer and President on January 29, 2010. Mr. Takamura served as President and Chief Executive Officer and director of NuGen since its inception in 2006. Mr. Takamura has 16 years experience in PM motors, having previously served as Chief Operating Officer of NGM from May 2004 to January 2007, and Director of Engineering and Marketing, from May 2002 to May 2004 . Prior to joining NGM, from 1994 to1996, Mr. Takamura was a lab researcher and engineer at the Naval Research Laboratory in Washington, D.C. where he worked on tribology assignments. Mr. Takamura has a BS degree in Mechanical Engineering and a Masters in Transportation & Safety from The George Washington University.

John Salatino, Vice President of Engineering and Programs

Mr. Salatino has served as Vice President of Engineering and Programs since the Merger on January 29, 2010. Mr. Salatino has 25 years of experience in developing control and monitoring systems for vehicles ranging from military ground and air transport and fighting vehicles to commercial electric bicycles, scooters, assisted mobility and mining equipment. Mr. Salatino has 20 years experience at GE Aerospace, a defense and aerospace company, where he held positions in engineering development and management for military and commercial control systems and electronics packaging for turrets, propulsion systems and vehicle systems, and for advanced development of core technologies. From July 2007 to February 2010, Mr. Salatino was an engineering manager at Texas Instruments, a a semiconductor company focusing on battery management integrated circuits for hybrid and battery electric vehicles. From March 2006 to June 2007, Mr. Salatino was VP Engineering and Programs at NuGen. From November 2002 to February 2006, Mr. Salatino was the Engineering Director for EV motor and controls at WaveCrest Laboratories, an automotive company. Additionally, Mr. Salatino has a BS degree in Electrical Engineering from Northeastern University and a MS degree in Computers and Systems from Rensselaer Polytechnic Institute.

Henry Toh, Vice Chairman and Executive Vice President of Corporate Development

Mr. Toh has served as Vice Chairman of our board of directors and Executive Vice President of Corporate Development since February 2008. Mr. Toh is currently serving as a director of four other publicly traded companies. Since April 2007, Mr. Toh has served as a director of American Surgical Holdings Inc, a company specializing in staffing of surgical assistants. From January 2004 until June 2009, Mr. Toh has served as a director of Isolagen, Inc., a company which specialized in cellular therapy. Since 2001, Mr. Toh has served as a director of Teletouch Communications Inc., a wireless communications company. Since 1992, Mr. Toh has served as an officer and director of C2 Global Technologies Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of IDNA, Inc., a specialized finance and entertainment company. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals Inc., a healthcare products manufacturer. From 1992 to August 2008, Mr. Toh served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University

Alan Pritzker, Chief Financial Officer

Mr. Pritzker has served as Chief Financial Officer and Secretary of InovaChem since February 2008. Mr. Pritzker’s corporate experience includes supervision of finance, accounting, information technology, office services, human resources and risk management. Additionally, Mr. Pritzker has expertise in SEC reporting having been the chief financial officer of publicly traded entities for over 16 years. Mr. Pritzker is employed by North Point Consultants, Inc. (“North Point”), a consulting firm that he founded in 2001. North Point provides accounting and administrative services to various companies. Mr. Pritzker was the Chief Financial Officer of Labock Technologies, Inc., an armored vehicle and armoring products manufacturer, from March 2005 until December 2006 and was Chief Financial Officer of Commodore Cruise Lines, a publicly traded cruise line company from July 1995 until May 2002. Mr. Pritzker was the principal accounting officer of Regency Cruises from 1985 to 1995. Prior thereto, Mr. Pritzker was employed by Holland America Line and Vacation Travel Concepts in various accounting and finance positions. Mr. Pritzker is a graduate of Brooklyn College.

Michael Kleinman, Director

Dr. Kleinman, M.D. has served as a director of InovaChem since June 2008. Dr. Kleinman has served as a director of American Surgical Holdings Inc. since April 2007. Dr. Kleinman graduated from Rice University and attained his medical degree at the University of Texas, Albert Einstein College of Medicine in Dallas, Texas in 1983. He is a Board certified surgeon with a private practice in Houston, Texas, Clinical Assistant Professor of Surgery at Baylor University and at the University of Texas, Physician Liaison for Memorial Care System, Fellow of the American College of Surgeons, Member of the American Society of General Surgeons, the Society of American Gastrointestinal Laparoscopic Surgery, Houston Surgical Society, Harris County Medical Society, the American Medical Association and past member of the Texas Medical Association, International College of Surgeons, American College of Physician Executives, and the American Board of Utilization Review Physicians. He also received the Physicians’ Recognition Award in 2003 and 2006, and 10 citations for top doctors.

EXECUTIVE COMPENSATION

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officer (“Named Executive Officer”) for the last two fiscal years. No other executive officer earned compensation in excess of $100,000 during our 2009 fiscal year.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William Zuo,	2009	75,000		0	0		0	0	0	0	75,000
Chairman and CEO(3)	2008	75,000	(1)	0	90,000	(2)	0	0	0	0	165,000
Eric Takamura	2009	150,000		0	0		0	0	0	0	150,000
Chairman and CEO (4)	2008	150,000		0	0		0	0	0	0	150,000

1.
Represents accrual of salary for the period February 14, 2008, our inception, through September 30, 2008. Pursuant to the terms of the employment agreement, Mr. Zuo was entitled to receive a base salary of $300,000, subject to review and increase at our board of directors' discretion. We elected to defer payment of some or all of the compensation to our Chairman and our other executives until such time as our financial situation permits payment of such compensation. The total cash amount paid to our Chairman and CEO in each of fiscal 2009 and fiscal 2008 was $11,250. Beginning January 1, 2009, we stopped paying and accruing salaries to all of its officers.

2.	Pursuant to the employment agreements entered into with Mr. Zuo, we issued 300,000 shares of common stock which were valued by us at $0.30 per share.
3.	Mr. Zuo resigned from our company upon the closing of the Merger on January 29, 2010.
4.
The base salary represents accrual of salary for each of the years ending September 30, 2009 and 2008. Mr. Takamura was never paid his compensation for the two years listed above and forgave the debt owed him by the Company for unpaid salary, as well as other debts owed him, as of September 30, 2009.

Mr. Zuo was entitled to 300,000 options to purchase shares of our common stock pursuant to the 2008 Stock Option Plan, but no options ever vested and any issued options terminated as a result of not receiving shareholder approval for the adoption of such plan.

Employment Agreements

As a result of the Merger, employment agreements with all of our executive officers at such time were terminated and such individuals released us from any liability under such agreements.

Employment Agreements with Messrs. Takamura and Pritzker

On February 9, 2010, we Inc. entered into agreements pursuant to which we employed Eric Takamura as our Executive Chairman and Chief Executive Officer and Alan Pritzker as our Chief Financial Officer. Mr. Takamura’s annual base salary is $180,000 and he is entitled to a signing bonus of $30,000 and Mr. Pritzker’s annual base salary is $120,000 and he is entitled to a signing bonus of $10,000. The signing bonuses were paid. We granted Messrs. Takamura and Pritzker, pursuant to our 2010 Stock Option Plan, options to acquire 900,000 shares and 150,000 shares of our common stock, respectively. The employment agreements also provide that they are entitled to receive such other benefits as may be made available by us to our employees and key executive officers (and with respect life, medical, health and death plans, such coverage is, with specified exceptions and limitations, to be provided to the employee and his family at our expense until the expiration of the applicable employee’s non-compete period) and, in the discretion of our board of directors, annual bonuses. Mr. Takamura’s employment agreement provides that it is anticipated that he will receive an annual bonus of 100% of his base salary and Mr. Pritzker’s employment agreement provides that it is anticipated that he will receive an annual bonus of 25% of his base salary.

The term of employment is, in the case of Mr. Takamura for three years, and in the case of Mr. Pritzker, one year, in each case commencing January 1, 2010 (the effective date of these agreements), and the term of employment is renewed automatically for successive one year periods unless we or the employee gives notice of non-renewal at least 90 days prior to the expiration of the applicable term. We may terminate the employment of an employee before the stated expiration date for “Cause” (as defined in the applicable employment agreement) in which case we are only obligated to pay the employee his unpaid base salary through the termination date; provided, however, if the reason for terminating him for “Cause” is due to his material uncured breach of his employment agreement, we must pay him his base salary (as in effect at the time of termination) for, in the case of Mr. Takamura, nine months, and, in the case of Mr. Pritzker, three months, following termination of employment.

We may also terminate either of these employees without “Cause” or either employee may, if he determines in good faith that he has “Good Reason” (as defined below), to terminate his employment. In either of such events, we are obligated to (A) continue to pay the employee his base salary (as in effect at the time of such termination) for the longer of (i) the balance of his employment term or (ii) in the case of Mr. Takamura twelve (12) months, and in the case of Mr. Pritzker, four months, from the date of termination , (B) pay the employee his pro rata share of his annual bonus, if any, is awarded and (C) provide such employee with outplacement services. The term “Good Reason” means (w) our failure to appoint or reappoint the employee to his position or his removal from his office or position, (x) the employee is assigned duties materially inconsistent with his position or his position, authority, duties, or responsibilities are materially diminished, (y) our uncured breach of any material provision of the employee’s employment agreement, or (z) within twelve months following a “Change in Control” (as defined Rule 405 promulgated under the Securities Act of 1933, as amended), a sale of substantially all of our assets or we are merged out of existence (collectively, a “Change of Control Event”).

Letter with John Salatino

Effective February 11, 2010, InovaChem, Inc. signed a letter with John Salatino pursuant to which he is to serve as our VP of Engineering and Programs. The letter contemplates that, among other things, the terms of his employment will be formalized in an employment agreement to be entered into by April 12, 2010, he will serve in such capacity for two years, his annual base salary will be $160,000 and $180,000 in the first and second year of his employment, respectively, he will receive a $20,000 signing bonus within ten days of entering into an agreement, he will be eligible for a variable performance based bonus plan with the envisioned annual bonus, if all our goals are met, of 25% of his base salary, he will be entitled to other benefits provided to management employees, in the event he is terminated, he will be entitled to severance equal to the greater of the remaining term of his contract or six months of his annual salary, and he will be granted an option to acquire an aggregate of 400,000 shares of our common stock at an exercise price of $0.15 per share, which option may be exercised on a cashless basis and may be exercised until February 29, 2012. Generally, options to acquire 100,000 shares may be exercised on a cumulative basis during the two weeks preceding August 31, 2010, February 28, 2011, August 31, 20111, and February 29, 2012 subject to accelerated exercise upon a change in control as provided therein and the right to exercise his remaining option in the event of the termination of his employment.

Compensation of Mr. Toh

Henry Toh, our Vice Chairman and Executive Vice President of Corporate Development, is an employee at will and receives a base salary of $90,000 per year as well as other benefits generally provided to management.

Equity Awards

No stock options or stock appreciation rights were outstanding with respect to any of our directors or executive officers as of September 30, 2009.

On February 9, 2010, pursuant to the 2010 Stock Option Plan, we granted to the following executive officers stock options to acquire the number of shares of our common stock set forth next to such person’s name:

Eric Takamura	900,000
Henry Toh	450,000
Alan Pritzker	150,000

Subject to vesting, these options are exercisable during the ten years from the grant date at an exercise price of $0.45 per share. The options vest pro rata in 24 equal monthly installments as of the last day of each fiscal month), with the first installment vesting as of January 1, 2010. All of the options vest immediately upon a Change of Control Event. These options terminate immediately following the termination of such person’s employment with us for “Cause” (as defined in the applicable agreement and other than Cause relating to the employee’s material uncured breach of his employment agreement in which case the options terminate in accordance with their stated term) and 180 days after such person voluntarily terminates his employment other than for “Good Reason.”

See “-Letter with John Saltino” for information regarding his options.

Compensation of Directors

No compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors during our fiscal year ended September 30, 2009. Commencing February 2010, the Board determined that an independent director will receive $1,000 for each board meeting attended and $500 for each committee meeting attended.

Director and Officer Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, but have not done so to date due to our relatively small size.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a corporate governance committee. The members of each committee are appointed by the board of directors and serve one year terms. The composition and responsibilities of each committee are described below. Our board of directors has not appointed a nominating committee and has not yet adopted procedures by which security holders may recommend nominees to our board of directors.

Audit Committee. The sole member of our audit committee is Dr. Michael Kleinman. The audit committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our board of directors have established. In this oversight capacity, the audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered accounting firm, including any recommendations to improve the system of accounting and internal controls. The audit committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the board of directors, Dr. Kleinman is “independent” as that term is defined in the rules of the New York Stock Exchange.

Compensation Committee. The sole member of our compensation committee is Dr. Michael Kleinman. The compensation committee determines the goals and objectives, and makes determinations regarding the salary and bonus for the CEO, approves salaries and bonuses for the other executive officers, administers our incentive compensation plans and makes recommendations to the board of directors and senior management regarding our compensation programs.

Governance Committee. The sole member of our nominating and governance committee is Dr. Michael Kleinman. The governance committee is responsible for evaluating our governance and the governance of our board and its committees, monitoring our compliance and that of the board and its committees with our corporate governance guidelines, evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

From October 2006 to January 2009, Eric Takamura, our Chairman, Chief Executive Officer, President, and a director and a principal stockholder, made loans to us in the aggregate principal amount of $551,382. On September 30, 2009, Eric Takamura agreed to forgive $1,346,693 owed to him by our company ($686,169 of which was pursuant to such outstanding loans and accrued interest thereon, and $660,524 was for accrued and unpaid salary).

Eric Takamura was Chief Operating Officer of NGM from June 2004 to February 27, 2007. Henry Toh, Vice Chairman of our board of directors and an officer, is an officer and a director of Four M International, Inc.(“Four M”). In connection with the Asset Purchase Agreement, we assumed, among other things, outstanding indebtedness to Four M in the amount of $62,500. In connection with the Merger, Four M received 386,250 shares in exchange for the cancellation of indebtedness of $57,938 which was still outstanding.

From August 2006 to June 2009, Ron Takamura, a principal stockholder and brother of Eric Takamura, our Chairman, Chief Executive Officer, President, and a director and a principal stockholder, made loans to us in the aggregate principal amount of $371,500. As of December 31, 2009 these loans accrued a total of $93,976 of interest thereon. We issued 3,103,173 shares of Common Stock to Ron Takamura in the Private Placement as a result for the cancellation of his debt (including accrued interest).

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Notwithstanding, in the opinion of the board of directors, Dr. Kleinman is “independent” as that term is defined in the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 22, 2010, the number of shares of our common stock that are beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each executive officer and director of our company; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 50,381,564 shares of our common stock issued and outstanding as of the date of this Prospectus. Unless otherwise indicated, the address of each person listed is NuGen Holdings, Inc, 44645 Gilford Drive, Suite 201, Ashburn, Virginia 20147.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Eric Takamura	22,436,875	(1)(2)(3)	44.5%
Henry Toh	1,738,750	(4)	3.4%
Alan Pritzker	247,917	(5)	*
John Salatino	0	(6)	0
Michael Kleinman, M.D.	116,667		*
All directors and executive officers as a group (5 persons)	24,540,209		48.4%
Ronald Takamura	7,987,182		15.9%

* Less than 1%

(1) Includes 1,200,000 shares which are pledged to secure the repayment of a two-year 5% promissory note in the principal amount of $300,000 entered into by Mr. Takamura in November 2009. Also, includes the pledge of 1,000,000 of his shares of common stock to a representative of eleven investors to secure his obligation to transfer to such investors his shares if we issue, with certain exceptions shares of common stock or securities convertible into, or exercisable for, common stock at a price below $0.15 per share during the period ending August 11, 2011. Does not include shares owned by his brother, Ronald Takamura, over which he disclaims beneficial ownership.

(2) Each investor in the Private Placement had the right to purchase an option from Mr. Takamura to purchase 50,000 shares of his common stock for an exercise price of $0.50 per share. The purchase price of this option was $250, and 33 investors purchased this option from Mr. Takamura. Accordingly, the number indicated above includes 2,595,000 shares which are subject to being purchased from Mr. Takamura for an exercise price of $0.50 per share until January 29, 2012.

(3) Includes options exercisable within 60 days of the date hereof to acquire 187,500 shares of common stock. Does not include options to acquire 712,500 shares which are not exercisable within 60 days of the date hereof.

(4) Includes options exercisable within 60 days of the date hereof to acquire 93,750 shares of common stock. Does not include options to acquire 356,250 shares which are not exercisable within 60 days of the date hereof.

(5)Includes options exercisable within 60 days of the date hereof to acquire 31,250 shares of common stock. Does not include options to acquire 118,750 shares which are not exercisable within 60 days of the date hereof.

(6)Excludes options to acquire 400,000 shares as such options are not exercisable within 60 days of the date hereof.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 50,381,564 shares are issued and outstanding as of the date of this Prospectus. Each holder of our shares of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Other than as provided below, there is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, none of which is issued and outstanding, although we have an agreement to issue shares of Series A Preferred Stock. See “Business-Recent Developments and Change in Control- Private Placement”. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 50,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Transfer Agent

Currently, we act as our own transfer agent.

 Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-Laws are intended to strengthen our board of director’s position in the event of a hostile takeover attempt. These provisions have the following effects:

•
they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are also subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

SELLING SECURITY HOLDERS

The selling shareholders named in the table titled 'Selling Shareholders' are offering all of the shares of common stock offered through this prospectus. Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”. These shares may be sold by one or more of the following methods, without limitations

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers
•	Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Exchange Act until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with our officers or directors. To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. If and when our common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders.

Based upon information available to us as of March 22, 2010 the following table sets forth the names of the selling shareholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling shareholders. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

	Common Shares Owned by the Selling Security	Number of Shares Offered By Selling	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering
Name of Selling Security Holders	Holder	Security Holder	# of Shares	% of Class

Eric Takamura (1)	19,654,375	3,000,000	16,654,375	33.06%
Ronald Takamura	7,987,182	3,103,173	4,884,009	9.69%
Henry Toh	1,738,750	645,000	1,093,750	2.17%
Jardine Capital Corp.	1,147,073	1,147,073	-	0.00%
Po Shin Wong	1,016,667	1,016,667	-	0.00%
Exchequer Inc.	1,000,000	1,000,000	-	0.00%
David H. Peterson (2)	866,667	866,667	-	0.00%
William Zuo	732,500	500,000	232,500	0.46%
Jimin Wang (3)	650,000	650,000	-	0.00%
Uzi HaLevy (3)	650,000	650,000	-	0.00%
Zeevi Hi-Tec Investment Holdings (3)	650,000	650,000	-	0.00%
HNDB Investments (4)	606,667	606,667	-	0.00%
Xiaojing Li	532,500	500,000	32,500	0.06%
Richard G. McKee Jr. (5)	520,000	520,000	-	0.00%
3K Partners, Ltd. (6)	433,333	433,333	-	0.00%
Allen Becker (6)	433,333	433,333	-	0.00%
Arthur Schechter (6)	433,333	433,333	-	0.00%
Goldeneye Partners II, Ltd. (6)	433,333	433,333	-	0.00%
Lakeview Investments, Inc. (6)	433,333	433,333	-	0.00%
Four M International	386,253	386,253	-	0.00%
Edward C. Gomez (8)	383,333	383,333	-	0.00%
Antonio Martins	333,333	333,333	-	0.00%
Ariel Leibovitz (7)	325,000	325,000	-	0.00%
Paul Xiaoming Lee	300,000	300,000	-	0.00%
Stephen & Kathy Najarian (8)	250,000	250,000	-	0.00%
Louis Jack Staley	233,333	233,333	-	0.00%
Adam & Susan Finn Revocable Trust dtd Sept 27, 2006 (8)	216,667	216,667	-	0.00%
Benjamin S. Warren (8)	216,667	216,667	-	0.00%
Bradley Ray Freels (8)	216,667	216,667	-	0.00%
Charles M Weiser IRA Guarantee & Trust Co Trustee (8)	216,667	216,667	-	0.00%
Equity Trust Co Custodian FBO Anthony J. Padon IRA (8)	216,667	216,667	-	0.00%
Hugo E. Garcia Jr. (8)	216,667	216,667	-	0.00%
ITC Trading Company, LTD. (8)	216,667	216,667	-	0.00%
Jordan Stuart Finn (8)	216,667	216,667	-	0.00%
Juan Alberto Rincon (8)	216,667	216,667	-	0.00%
Ted Izzatt (8)	216,667	216,667	-	0.00%
Xiaohua Li	200,000	200,000	-	0.00%
Xuan Shirley Li	200,000	200,000	-	0.00%
Stephen H. McKnight (9)	195,000	195,000	-	0.00%
Edward S. Taylor	166,667	166,667	-	0.00%
Leba Investments LP	166,667	166,667	-	0.00%
Ying-Shi & Andy Lai	166,667	166,667	-	0.00%
Mark Lichtenstein	133,334	133,334	-	0.00%
David E. Houge (10)	130,000	130,000	-	0.00%
John McClure (10)	130,000	130,000	-	0.00%
Tyler Hughes (10)	130,000	130,000	-	0.00%
Elaine Lau Wong	116,667	116,667	-	0.00%
Hershel M. & Hilda A. Rich (11)	108,333	108,333	-	0.00%
Jackie A. Reiner (11)	108,333	108,333	-	0.00%
William J. Hickl III (11)	108,333	108,333	-	0.00%
Zak Elgamal	100,000	100,000	-	0.00%
Peter Michaels	91,667	91,667	-	0.00%
Shu Rong Sun	83,334	83,334	-	0.00%
Tim M. Lam	83,334	83,334	-	0.00%
Kaixun Liu	66,667	66,667	-	0.00%
Lynn Pamela Liu	66,667	66,667	-	0.00%
Michael Kleinman	66,667	50,000	16,667	0.03%
Xiaoxia Neufer	66,667	66,667	-	0.00%
Mario L. Mendias	50,000	50,000	-	0.00%
Michael & Ellen Kleinman	50,000	50,000	-	0.00%
Robyn S. Kravit	50,000	50,000	-	0.00%
Shuguo Sun	50,000	50,000	-	0.00%
Andrew Xia & Lucy Yangfei Li	33,334	33,334	-	0.00%
Bing Qiang Guo	33,334	33,334	-	0.00%
Bolong Cui & Ting Li	33,334	33,334	-	0.00%
Hsiaoya Chao & Lihua Ying	33,334	33,334	-	0.00%
Mingfa Qu	33,334	33,334	-	0.00%
Yick - Cheng Leung	33,334	33,334	-	0.00%
Jacky Kwun Man Lo & Tat Wing Wong	30,000	30,000	-	0.00%
Yan Fang Liu & Lin Jia	30,000	30,000	-	0.00%
Lijuan Wang & Maki Toyokawa	28,888	28,888	-	0.00%
Xiaoxia & Gregory Earl Neufer	28,888	28,888	-	0.00%
Yiu Fai Lo	20,000	20,000	-	0.00%
Maki Toyokawa & Gregory Matthews	18,888	18,888	-	0.00%
Alan & Brenda Pritzker	16,667	16,667	-	0.00%
Allexa Shu-Ling & Jesse Chih-Yung Lin	16,667	16,667	-	0.00%
Binshow Paula Wang	16,667	16,667	-	0.00%
Chen Mien Peng	16,667	16,667	-	0.00%
Cheng Hung & Nancy Lee	16,667	16,667	-	0.00%
Chiung-Fen Lin Wang & Wang Jye Ren	16,667	16,667	-	0.00%
Jack Li	16,667	16,667	-	0.00%
Jeannie Ng	16,667	16,667	-	0.00%
Jianming Zhang	16,667	16,667	-	0.00%
Junxiang Zhang	16,667	16,667	-	0.00%
Richard A. Kravit	16,667	16,667	-	0.00%
Ruey J. & Grace Y. Jou	16,667	16,667	-	0.00%
Shu Huei Yu	16,667	16,667	-	0.00%
Shu Mien Yang	16,667	16,667	-	0.00%
Shu-Ying Lin & Psei-Jen Joyce Yen	16,667	16,667	-	0.00%
Sze-Ting Feng	16,667	16,667	-	0.00%
Tiffany LiFen Lin	16,667	16,667	-	0.00%
Xiaobo & Jing Zhou	16,667	16,667	-	0.00%
Xiaoyu Shou & Ming Zhou	16,667	16,667	-	0.00%
Yi & Chaohui Zhang	16,667	16,667	-	0.00%
Yiming Zhang	16,667	16,667	-	0.00%
Ying Tak Lau	16,667	16,667	-	0.00%

	47,905,314	24,991,513	22,913,801	45.48%

(1) The number below does not include the 2,595,000 shares which are subject to being purchased from Mr. Takamura for an exercise price of $0.50 per share until January 29, 2012. See "Security Ownership of Beneficial Owners and Management" - Eric Takamura
(2) Includes 200,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(3) Includes 150,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(4) Includes 140,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(5) Includes 120,000shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(6) Includes 100,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(7) Includes 75,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(8) Includes 50,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(9) Includes 45,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(10) Includes 30,000shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.
(11) Includes 25,000 shares which the person has the right to purchase from Eric Takamura at an exercise price of $0.50 per share until February 2012.

PLAN OF DISTRIBUTION

No underwriters or brokers are involved or are expected to be involved in the distribution. On January 29, 2010 we acquired NuGen pursuant to a reverse subsidiary merger in which we issued 27,133,384 shares of common stock to the two stockholders of NuGen. We also issued an aggregate of 16,969,834 shares of common stock in connection with the Debt Conversion and the private placement consummated in February 2010(inclusive of the 1,000,000 shares issued to Martinez). Such shares, together with the remaining 6,278,346 shares, were issued by us in transactions exempt from the Securities Act of 1933. A copy of this prospectus will be mailed to each selling security holder upon effectiveness. We will also mail copies of this prospectus to brokers and dealers who may reasonably be expected in the future to trade or make a market in our common stock. However, we do not anticipate that an active market for its common stock will develop in the near future, and there can be no assurance that a trading market will develop at any time.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares from time to time:
•
In transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	In private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	At a price of $1.00 per share for the duration of the offering or until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices;
•	In negotiated transactions;
•	In a combination of such methods of sale; or
•	Any other method permitted by law.

The selling shareholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:
•	The market price of our common stock prevailing at the time of sale;
•	A price related to such prevailing market price of our common stock; or
•	Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We will cover all the expenses in connection with the registration of our common stock in this prospectus. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareowners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling shareholders that they may not:
•	Engage in any stabilization activity in connection with any of the shares;
•	Bid for or purchase any of the shares or any rights to acquire the shares;
•	Attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
•	Effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling shareholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling shareholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

Penny Stock Regulations

Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

The FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales. When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

LEGAL MATTERS

 David Lubin & Associates, PLLC , 5 North Village Avenue, Suite 1100, Rockville Centre, New York, will opine upon the validity of the common stock offered by this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of NuGen Mobility, Inc. as of and for the years ended September 30, 2009 and 2008 appearing in this prospectus have been audited by Webb & Company, P.A. Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 28, 2009 our Board of Directors approved the dismissal of Salberg & Company, P.A. (“SalbergCo”) as our principal independent registered public accountants.

SalbergCo was the independent registered public accounting firm for our financial statement periods from February 11, 2008 (inception) to September 30, 2008 and for the interim periods since then. The report of SalbergCo’s on our financial statements from February 11, 2008 (inception) to September 30, 2008 did not, (a) contain an adverse opinion or disclaimer of opinion, (b) was not modified as to uncertainty, audit scope, or accounting principles, except that there was an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern, or (c) did not contain any disagreements on any matters of accounting principles or practices financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of SalbergCo would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(iv)(B) of Regulation S-K occurred during the period in which SalbergCo served as our principal independent accountants.

We engaged Webb & Company, P.A. of Boynton Beach, Florida, as our principal independent registered public accountants as of December 28, 2009.We did not consult with Webb & Company, P.A. regarding either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements. Neither a written report nor oral advice was provided to us by Webb & Company, P.A. that they concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. We did not consult Webb & Company, P.A. regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K and related instructions.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1 (Commission file No. 333-132165), including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and our other filed reports, proxy statements, and other information at the SEC's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of the materials filed with the SEC can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information about us and the securities being offered under this prospectus, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS
PART I – FINANCIAL INFORMATION
Item 1.

NUGEN HOLDINGS, INC.

FINANCIAL STATEMENTS

As of December 31, 2009
(UNAUDITED)

NUGEN HOLDINGS, INC.
BALANCE SHEETS

	December 31,	September 30,
	2009	2009
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$70,878	$58,929
Accounts receivable, net	158,001	214,006
Prepaid expenses	16,324	5,491

Total current assets	245,203	278,426

Machiney & Equipment, Net	5,130	5,596
Other Assets	7,365	7,365

Total assets	$257,698	$291,387

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current portion of long term liabilities	$438,756	$388,640
Accounts payable and accrued expenses	250,301	199,447
Due to related parties	465,476	491,931

Total current liabilities	1,154,533	1,080,018

Long-Term Notes Payable	598,650	599,339

Total liabilities	1,753,183	1,679,357

Commitments and contingencies	-	-

Stockholders' deficit
Preferred stock - $0.001 par value; 50,000,000
shares authorized, none issued and outstanding	-	-
Common stock - $0.001 par value; 200,000,000
shares authorized, 27,133,384 shares issued and outstanding	27,133	27,133
Additional paid-in capital	1,512,600	1,475,100
Accumulated deficit	(3,035,218)	(2,890,203)
Total stockholders' deficit	(1,495,485)	(1,387,970)

	$257,698	$291,387

The accompanying notes are an integral part of these unaudited financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months ended
	December 31,
	2009	2008

Revenues	$150,141	$130,000

Direct costs	8,100	35,974
Direct labor	160,148	104,894

Gross profit (loss)	(18,107)	(10,868)

Operating expenses
Compensation	58,481	27,883
Rent & office	22,738	23,730
Professional fees	3,499	-
Travel expenses	7,384	1,759
Other general and administrative expenses	8,079	7,952
Total operating expenses	100,181	61,324

Net loss from operations	(118,288)	(72,192)

Other income and (expense)
Interest expense	(26,727)	(39,037)
Total other income and (expense)	(26,727)	(39,037)

Net loss	$(145,015)	$(111,229)

Net loss per share - basic and diluted	$(0.01)	$(0.00)

Weighted average number of shares outstanding
during the quarter - basic and diluted	27,133,384	27,133,384

The accompanying notes are an integral part of these unaudited financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
From October 1, 2009 to December 31, 2009
(UNAUDITED)

	Preferred Stock		Common Stock		Additional
	Number of	Par	Number of	Par	Paid-in	Accumulated
	Shares	Value	Shares	Value	Capital	Deficit	Total

Balance at September 30, 2009	-	-	27,133,384	27,133	1,475,100	(2,890,203)	(1,387,970)

Contributed services	-	-	-	-	37,500	-	37,500

Net loss from October 1, 2009
to December 31, 2009	-	-	-	-	-	(145,015)	(145,015)

Balance at December 31, 2009	-	-	27,133,384	27,133	1,512,600	(3,035,218)	(1,495,485)

The accompanying notes are an integral part of these unaudited financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(145,015)	$(111,229)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
Contributed services	37,500	-
Depreciation expense	466	466
Changes in operating assets and liabilities:
Accounts receivable	56,005	127,633
Prepaid expenses	(10,833)	-
Customer deposits	-	33,518
Accounts payable and accrued expenses	50,970	42,742
Due to related parties	(26,455)	(11,795)

Net cash provided by (used in) operating activities	(37,362)	81,335

Cash flows from financing activities:
Proceeds from issuance of note payable	50,000	-
Principal payments on debt	(689)	(317)

Net cash provided by (used in) financing activities	49,311	(317)

Net increase in cash and cash equivalents	11,949	81,018

Cash and cash equivalents at beginning of period	58,929	72,060

Cash and cash equivalents at end of period	$70,878	$153,078

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$9,743	$7,736
Cash paid during the period for taxes	$-	$-

The accompanying notes are an integral part of these unaudited financial statements

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Merger

On January 29, 2010, NuGen Holdings, Inc., a Delaware corporation (the “Company” or “NuGen Holdings”), completed the acquisition of NuGen Mobility, Inc., a Delaware corporation (“NuGen Mobility”), pursuant to the Merger Agreement dated January 29, 2010 (the “Merger Agreement”), by and among Nugen Mobility, NuGen Mobility and InovaChem Mergerco II, Inc., a wholly-owned subsidiary of NuGen Holdings. Pursuant to the terms of the Merger Agreement, NuGen Holdings merged (the “Merger”) with and into InovaChem Mergerco II, and NuGen Mobility, as the surviving corporation, became a wholly-owned subsidiary of NuGen Holdings.

Upon the closing of the Merger contemplated by the Merger Agreement, each issued and outstanding share of NuGen Mobility common stock was converted into one share of NuGen’s Holdings common stock. As a result, an aggregate of 27,133,384 shares of NuGen's Holdings common stock, par value $0.001 per share (“Common Stock”) were issued to the two shareholders of NuGen Mobility.

The Merger is being accounted for as a reverse acquisition and recapitalization. NuGen Mobility is the acquirer for accounting purposes and NuGen Holdings is the acquiree. Accordingly, NuGen’s Mobility historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the Merger. The accumulated deficit of NuGen is carried forward after the acquisition. Operations prior to the Merger are those of NuGen. Earnings per share for the period prior to the Merger are restated to reflect the equivalent number of shares outstanding.

Description of Business

The Company is engaged, through its wholly-owned subsidiary NuGen Mobility, in the research, development and manufacture of permanent magnet electric motors and the electronic controls for such motors. Our facility is located in Ashburn, VA. Our revenue is derived primarily from product sales to customers in the automotive and industrial markets, and from contract research and development services. We are impacted by other factors such as the continued receipt of contracts from industrial and governmental parties, our ability to protect and maintain the proprietary nature of our technology, continued product and technological advances and our ability to commercialize our products and technology.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited financial statements and footnotes of the Company for the years ended September 30, 2009 and 2008, included in the Company's Form 8-K filed with the Securities and Exchange Commission on February 4, 2010.

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

Cash and Cash Equivalents

We consider cash on hand and investments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

We extend unsecured credit to most of our customers following a review of the customers' financial condition and credit history. We establish an allowance for doubtful accounts based upon a number of factors including the length of time accounts receivables are past due, the customer's ability to pay its obligation to us, the condition of the general economy, estimates of credit risk, historical trends and other information. Accounts receivable are deemed to be past due when they have not been paid by their contractual due date. We write off accounts receivable when they become uncollectible against our allowance for doubtful accounts. At December 31, 2009, no allowance for doubtful accounts was deemed necessary.

Machinery and Equipment

Machinery and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the fiscal quarters ended December 31, 2009 and 2008 was $466 and $466, respectively.

Impairment of Long-Lived Assets
We periodically evaluate whether circumstances or events have affected the recoverability of long-lived assets including intangible assets with finite useful lives. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or groups of assets from expected future cash flows estimated by management.
If expected future cash flows are less than the carrying value, an impairment loss is recognized to adjust the asset to fair value as determined by expected discounted future cash flows.

Revenue and Cost Recognition

We manufacture proprietary products and other products. Revenue from sales of products are generally recognized at the time title to the goods and the benefits and risks of ownership passes to the customer which is typically when products are shipped based on the terms of the customer purchase agreement.

Revenue relating to long-term fixed price contracts is recognized using the percentage of completion method. Under the percentage of completion method, contract revenues and related costs are recognized based on the percentage that costs incurred to date bear to total estimated costs.

Changes in job performance, estimated profitability and final contract settlements may result in revisions to cost and revenue, and are recognized in the period in which the revisions are determined.

Contract costs include all direct materials, subcontract and labor costs and other indirect costs. Selling, general and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)
Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Tax. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The valuation of deferred tax assets may be reduced if future realization is not assured.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Research and Development

Costs of researching and developing new technology, or significantly altering existing technology, are expensed as incurred.

Loss per Common Share

Basic earnings per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed by dividing income or loss available to common stockholders by all outstanding and potentially dilutive shares during the periods presented, unless the effect is antidilutive. As of December 31, 2009, there are no potentially dilutive securities outstanding.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2009, the FASB issued ASC 105 Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards Codification TM (the “Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws, however, will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, all references made to GAAP in our financial statements will include references to the new Codification. The Codification does not change or alter existing GAAP and, therefore, did not have an impact on our financial position, results of operations or cash flows.

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

In June 2009, the FASB issued changes to the consolidation guidance applicable to a variable interest entity (VIE). FASB ASC Topic 810, "Consolidation," amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity's economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. FASB ASC 810 also requires enhanced disclosures about an enterprise's involvement with a VIE. Topic 810 is effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009. This will not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 - Transfers and Servicing. FASB ASC No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. FASB ASC No. 860 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB ASC No. 860 will have on its financial statements.

NOTE B – GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $909,330, a stockholders’ deficit of $1,495,485, an accumulated deficit of $3,035,218 and negative cash flows from operations of $37,362 during the quarter ended December 31, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional loans, equity funding, and to implement its strategic plans provide the opportunity for the Company to continue as a going concern (See Note G – Subsequent Events).

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

NOTE C – DEBT

Long-term debt consists of:
	December 31, 2009	September 30, 2009

Promissory note dated August 23, 2007	$596,108	$596,108

Promissory notes dated July 13, 2007	229,998	230,089

Promissory note dated June 5, 2009	150,000	150,000

Related Parties	465,476	491,931

Other	47,142	11,782

	1,488,724	1,479,910

Less: current portion	890,074	880,571

Total long term debt	$598,650	$599,339

Pursuant to the Promissory Note dated as of August 23, 2007 the Company accrues interest on the loan at the rate of 6% per annum. Quarterly payments are made based on a formula that multiplies the Company’s gross revenues by 2% for calendar year 2007, 3% for calendar year 2008, 4% for calendar year 2009, 5% for calendar year 2010 and 6% for calendar year 2011 and for all subsequent years until the loan is paid in full. In all years the Company is required to pay a minimum of $7,500 per quarter and any payment made that exceeds the amount that would be due under the formula shall be treated as an advance against subsequent quarterly amounts due in excess of the $7,500 minimum payment.

As of December 2009 no payments of principal have been made as the Company’s quarterly revenues, multiplied by the appropriate percentage, have not exceeded the $7,500 minimum payment. The payments made have gone towards accrued interest only.  Additionally, further revenue contingent payments may be owed, in the future (see Note F – Commitments and Contingencies – below).

Pursuant to the Promissory Notes dated as of July 13, 2007, the Company accrues interest on these loans at the rate of 10% per annum. As the Company has not made payments of principal that were due, the loans are in technical default. Accordingly, they are classified under the Current portion of long-term debt on the Company’s Balance Sheets.

 Pursuant to the Promissory Note dated as of June 5, 2009, the Company accrues interest on this loan at the rate of LIBOR plus 5% per annum (currently a total of 5.6%). As the note is due on demand, it is classified under the current portion of long-term debt on the Company’s Balance Sheet. These amounts were converted to equity in January 2010 (See Note G – Subsequent Events).

In November 2007, the Company purchased computer equipment and issued a four year note payable in the amount of $9,326. The Company accrues interest on this loan at the rate of 18.45% per annum and makes monthly fixed payments of interest and principal.

In January 2008, the Company converted $35,650 of accounts payable, for advisory services and expenses, from a related party (see note E – Related party transactions) into a note payable. The Company accrues interest on this loan at the rate of 1% per annum. As the note was due in September 2008, the loan is in technical default. Accordingly, it is classified under the current portion of long-term debt on the Company’s Balance Sheets.

In December 2009, the Company received $50,000 as a bridge loan. The loan bears interest at 5% per annum and was converted in January 2010 in exchange for 333,333 shares of the Company’s common stock in connection with its private placement.

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

NOTE D - RELATED PARTY TRANSACTIONS

Related Parties

A significant shareholder of the Company is the brother of the Company’s Chairman, CEO and President. He loaned a total of $371,500 to the Company between August 2007 and September 2009 which is included in the Balance Sheet of the Company in Due to related parties, along with $93,976 of accrued interest at December 31, 2009. These amounts were converted to equity in January 2010 (See Note F – Subsequent Events).

NOTE E - COMMITMENTS AND CONTINGENCIES

Pursuant to the Asset Purchase Agreement dated as of July 13, 2007 the Company is required to pay the Seller the following amounts from its Gross Revenues (i) $596,108 plus accrued interest at the rate of 6% per annum plus (ii) if prior to July 13, 2014, the Company paid the amount described in (i) in full, then the Company shall pay each year, on a quarterly basis, 2.5% multiplied by the amount of Gross Revenues accrued in each quarter until July 13, 2014. Gross Revenues means the aggregate amount of (i) all fees and other revenue that the Company actually receives from any source, (ii) the then-current fair market value of (x) the assets purchased from the seller, or (y) the business (as a going concern) or portion thereof sold or otherwise transferred to an affiliate of the Company and / or its Chairman, President and CEO, and (iii) the proceeds from the sale or other disposition by the Company to any other third party of all or any portion of (x) the assets and/or (y) the business as a going concern.

As part of the Asset purchase in 2007, the Company acquired a $10,000,000 license agreement with an Indian manufacturer in which its technology is embedded in that manufacturer’s three-wheel Auto-Rickshaw. In connection with this contract, the Company also agreed to assume the commitment, entered into by the Seller, for a conditional grant of $700,000 from an Indian export bank, which will be paid back through a 2% royalty on the license agreement until $1,400,000 is paid back. Additionally, the Indian export bank also provided a loan of $500,000 to the Seller that was converted to a conditional grant similar to the grant outlined above and assumed by the Company in 2007. While the Company has the agreement with the Indian export bank converting the Seller’s loan to a grant, it has not yet been formally executed (the Indian export bank agreed to postpone execution of this agreement). As of December 31, 2009 no payments are owed to the Indian export bank as the Indian manufacturer is not actively marketing its product at present, however, with the recent emphasis on electric vehicles, the Company expects that marketing of this product will begin in the next two years.

Lease Commitments

Rental expense for the quarters ended December 31, 2009 and 2008, respectively, was $19,766 and $19,699.

NUGEN HOLDINGS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009
(UNAUDITED)

NOTE F – STOCKHOLDERS’ EQUITY

Contributed Capital

During the quarter ended December 31, 2009, the Company’s CEO worked for the Company without compensation. Included in Compensation expense is $37,500 of contributed capital by the CEO. Management believes its estimate of the value of this contributed service is reasonable.

NOTE G - SUBSEQUENT EVENTS

Private placement and reverse merger

On January 29, 2010, NuGen Holdings, completed the acquisition of NuGen  Mobility pursuant to the Merger Agreement dated January 29, 2010, by and among NuGen Holdings, NuGen Mobility and InovaChem Mergerco II, Inc., a wholly-owned subsidiary of NuGen Holdings. Pursuant to the terms of the Merger Agreement, NuGen Mobility merged with and into InovaChem Mergerco II, and NuGen Mobility, as the surviving corporation, became a wholly-owned subsidiary of InovaChem.

Upon the closing of the Merger contemplated by the Merger Agreement, each issued and outstanding share of NuGen’s Mobility common stock was converted into one share of NuGen’s Holdings common stock. As a result, an aggregate of 27,133,384 shares of InovaChem’s common stock, par value $0.001 per share (“Common Stock”) were issued to the shareholders of NuGen Mobility.

In connection with the Merger the Company redeemed shares of stock from certain of its pre-merger stockholders such that a total of 6,278,346 shares of NuGen Holdings common stock were outstanding prior to the Merger. In connection with the Company’s private offering of its common stock, on January 29, 2010 and February 16, 2010, NuGen Holdings issued an aggregate of 6,733,336 and 3,599,999, respectively, shares of Common Stock in the Private Placement at a purchase price of $0.15 per share. In addition the Company has issued 1,000,000 shares to its placement agent in connection with the Private Placement.

Conversion of debt to equity

Also, in connection with the Merger, holders of an aggregate of $846,475 of outstanding indebtedness of NuGen Mobility converted their promissory notes (based on a $0.15 per share conversion price) into an aggregate of 5,636,499 shares of Common Stock (“Debt Conversion”).

Changes to the Board of Directors and Executive Officers

Simultaneous with the closing of the Merger, William Zuo, PhD. resigned as Chairman, Chief Executive Officer and as a director, Shao Jun Xu, PhD resigned as Chief Science and Technical Officer and Xiaojing Li resigned as Vice President and Corporate Secretary and as a director. The new board of directors consists of the member of the board of directors of NuGen Mobility, Eric Takamura, and two current members of the board of directors of NuGen Holdings, Henry Toh and Michael Kleinman, M.D.

Eric Takamura was appointed as the Chairman, Chief Executive Officer and President of NuGen Holdings, and John Salatino became the Vice President of Engineering & Programs. Henry Toh remains in his current position as the Vice Chairman and Executive Vice President of Corporate Development and Alan Pritzker remains as the Chief Financial Officer.

Employment Agreements

On February 9, 2010, we entered into employment agreements with our Executive Chairman and Chief Executive Officer (CEO) and our Chief Financial Officer (CFO)and on February 11 we entered into a letter agreement with our VP of Engineering and Programs (VP Engineering). The agreements, for the CEO, VP Engineering and CFO, provide for annual salaries, of $180,000, $160,000 and $120,000 respectively; signing bonuses of $30,000, $20,000  and $10,000 respectively; and, grants of options to purchase 900,000, 400,000 and 150,000 shares of our common stock, respectively. The shares subject to the options for the CEO and CFO have an exercise price of $0.45 per share and vest pro ratably in 24 equal monthly installments as of the last day of each month commencing January 1, 2010. The shares subject to the options for the VP Engineering are at an exercise price of $0.15 per share, which option may be exercised on a cashless basis and may be exercised until February 29, 2012. Generally, options to acquire 100,000 shares may be exercised on a cumulative basis during the two weeks preceding August 31, 2010, February 28, 2011, August 31, 20111, and February 29, 2012 subject to accelerated exercise upon a change in control as provided therein and the right to exercise his remaining option in the event of the termination of his employment.

NUGEN HOLDINGS, INC.

FINANCIAL STATEMENTS
FOR THE YEARS ENDED
SEPTEMBER 30, 2009 AND 2008

NUGEN HOLDINGS, INC.

CONTENTS

PAGE	F-14	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-15	BALANCE SHEETS AS OF SEPTEMBER 30, 2009 AND 2008.

PAGE	F-16	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008.

PAGE	F-17	STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008.

PAGE	F-18	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008.

PAGES	F-19 - F-27	NOTES TO FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
NuGen Holdings, Inc.

We have audited the accompanying balance sheets of NuGen Holdings, Inc. (the “Company”) as of September 30, 2009 and 2008 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of NuGen Holdings, Inc. as September 30, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note B to the financial statements, the Company has a negative cash flow from operations of $154,326, a working capital deficiency of $801,592 and a stockholders' deficiency of $1,387,970.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
December 21, 2009

NUGEN HOLDINGS, INC.
BALANCE SHEETS

	September 30,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$58,929	$72,060
Accounts receivable	214,006	129,203
Prepaid expenses	5,491	2,991
Total current assets	278,426	204,254

Machinery & equipment, net	5,596	7,461
Other assets	7,365	7,365
	$291,387	$219,080
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current portion of long term liabilities	$388,640	$239,980
Accounts payable and accrued expenses	199,447	457,946
Customer deposits	-	27,110
Due to related parties	491,931	1,304,394
Total current liabilities	1,080,018	2,029,430

Long-term notes payable	599,339	601,804
Total liabilities	1,679,357	2,631,234

Commitments and contingencies

Stockholders' deficit
Preferred stock - $0.001 par value, 50,000,000 shares autorized, none issued and outsanding
Common stock - $0.001 par value; 200,000,000 shares
authorized, 27,133,384 shares issued and outstanding	27,133	27,133
Additional paid-in capital	1,475,100	128,407
Accumulated deficit	(2,890,203)	(2,567,694)
Total stockholders' deficit	(1,387,970)	(2,412,154)
	$291,387	$219,080

See accompanying notes to the financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	For Years Ended
	September 30,
	2009	2008

Revenues	$796,847	$624,695

Direct costs	103,122	51,520
Direct labor	481,865	531,180
Total cost of goods sold	584,987	582,700

Gross profit	211,860	41,995

Operating expenses
Compensation	196,818	143,334
Rent & office	96,995	87,580
Professional fees	12,817	93,848
Travel expenses	36,827	31,108
Other general and administrative expenses	33,397	26,469
Total operating expenses	376,854	382,339

Net loss from operations	(164,994)	(340,344)

Other income and (expense)
Interest expense	(157,515)	(149,239)
Total other income and (expense)	(157,515)	(149,239)

Net loss	$(322,509)	$(489,583)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares outstanding
during the year - basic and diluted	27,133,384	27,133,384

See accompanying notes to the financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

	Common Stock		Additional
	Number of	Par	Paid-in	Deferred	Accumulated
	Shares	Value	Capital	Compensation	Deficit	Total

Balance at September 30, 2007	27,133,384	$27,133	$128,407	$(4,782)	$(2,078,111)	$(1,927,353)

Recognition of deferred compensation				4,782		4,782

Net loss from October 1, 2007
to September 30, 2008	-	-	-		(489,583)	(489,583)

Balance at September 30, 2008	27,133,384	27,133	128,407	-	(2,567,694)	(2,412,154)

Forgiveness of debt, related party			1,346,693	-		1,346,693

Net loss from October 1, 2008
to September 30, 2009	-	-	-	-	(322,509)	(322,509)

Balance at September 30, 2009	27,133,384	$27,133	$1,475,100	$-	$(2,890,203)	$(1,387,970)

See accompanying notes to the financial statements

NUGEN HOLDINGS, INC.
STATEMENTS OF CASH FLOWS

	For Years Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(322,509)	$(489,583)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
Depreciation expense	1,865	1,865
Deferred compensation	-	4,782
Changes in operating assets and liabilities:
Accounts receivable	(84,803)	(114,924)
Prepaid expenses	(2,500)	(2,991)
Other assets	-	(1,001)
Accounts payable and accrued expenses	158,447	279,191
Due to related parties	95,174	87,550

Net cash (used in) operating activities	(154,326)	(235,111)

Cash flows from financing activities:
Proceeds from issuance of note payable	150,000	-
Proceeds from issuance of note payable, related parties	-	324,650
Principal payments on debt	(3,804)	(19,827)
Principal payments on related party debt	(5,001)	-

Net cash provided by financing activities	141,195	304,823

Net (decrease) increase in cash and cash equivalents	(13,131)	69,712

Cash and cash equivalents at beginning of year	72,060	2,348

Cash and cash equivalents at end of year	$58,929	$72,060

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$55,047	$37,413
Cash paid during the period for taxes	$-	$-

Supplemental Schedule of noncash investing and financing activities:

In September 2009, the Company’s Chairman, CEO & President, who is also a major shareholder, forgave $1,346,693 of indebtedness owed him by the Company. This amount was credited to Additional Paid-in Capital.

During 2008 the Company purchased computer equipment and issued a note payable for $9,326.

See accompanying notes to the financial statements

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

NuGen Holdings, Inc. is engaged in the research, development and manufacture of permanent magnet electric motors and the electronic controls for such motors. Our facility is located in Ashburn, VA. Our revenue is derived primarily from product sales to customers in the automotive and industrial markets, and from contract research and development services. We are impacted by other factors such as the continued receipt of contracts from industrial and governmental parties, our ability to protect and maintain the proprietary nature of our technology, continued product and technological advances and our ability to commercialize our products and technology.

Cash and Cash Equivalents

We consider cash on hand and investments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

We extend unsecured credit to most of our customers following a review of the customers' financial condition and credit history. We establish an allowance for doubtful accounts based upon a number of factors including the length of time accounts receivables are past due, the customer's ability to pay its obligation to us, the condition of the general economy, estimates of credit risk, historical trends and other information. Accounts receivable are deemed to be past due when they have not been paid by their contractual due date. We write off accounts receivable when they become uncollectible against our allowance for doubtful accounts. At September 30, 2009 and 2008, no allowance for doubtful accounts was deemed necessary.

Machinery and Equipment

Machinery and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the fiscal years ended September 30, 2009 and 2008 was $1,865 and $1,865, respectively.

Impairment of Long-Lived Assets
We periodically evaluate whether circumstances or events have affected the recoverability of long-lived assets including intangible assets with finite useful lives. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or groups of assets from expected future cash flows estimated by management.

If expected future cash flows are less than the carrying value, an impairment loss is recognized to adjust the asset to fair value as determined by expected discounted future cash flows.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

Revenue and Cost Recognition

We manufacture proprietary products and other products. Revenue from sales of products are generally recognized at the time title to the goods and the benefits and risks of ownership passes to the customer which is typically when products are shipped based on the terms of the customer purchase agreement.

Revenue relating to long-term fixed price contracts is recognized using the percentage of completion method. Under the percentage of completion method, contract revenues and related costs are recognized based on the percentage that costs incurred to date bear to total estimated costs.

Changes in job performance, estimated profitability and final contract settlements may result in revisions to cost and revenue, and are recognized in the period in which the revisions are determined.

Contract costs include all direct materials, subcontract and labor costs and other indirect costs. Selling, general and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Tax. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The valuation of deferred tax assets may be reduced if future realization is not assured.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Research and Development

Costs of researching and developing new technology, or significantly altering existing technology, are expensed as incurred.

Loss per Common Share

Basic earnings per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed by dividing income or loss available to common stockholders by all outstanding and potentially dilutive shares during the periods presented, unless the effect is antidilutive.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2009, the FASB issued ASC 105 Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards Codification TM (the “Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws, however, will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, all references made to GAAP in our consolidated financial statements will include references to the new Codification. The Codification does not change or alter existing GAAP and, therefore, will not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB issued changes to the consolidation guidance applicable to a variable interest entity (VIE). FASB ASC Topic 810, "Consolidation," amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity's economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. FASB ASC 810 also requires enhanced disclosures about an enterprise's involvement with a VIE. Topic 810 is effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009. This will not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 - Transfers and Servicing. FASB ASC No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. FASB ASC No. 860 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB ASC No. 860 will have on its financial statements.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE B – GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $801,592, a stockholders’ deficit of $1,387,970, an accumulated deficit of $2,890,203 and negative cash flows from operations of $154,326 during the year ended September 30, 2009. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional loans, equity funding, and to implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE C – DEBT

Long-term debt consists of:
	September 30, 2009	September 30, 2008
Promissory note dated August 23, 2007	$596,108	$596,108
Promissory notes dated July 13, 2007	230,089	231,751
Promissory note dated June 5, 2009	150,000	-
Related Parties	491,931	1,304,394
Other	11,782	13,925
	1,479,910	2,146,178
Less: current portion	880,571	1,544,374
Total long term debt	$599,339	$601,804

Pursuant to the Promissory Note dated as of August 23, 2007 the Company accrues interest on the loan at the rate of 6% per annum. Quarterly payments are made based on a formula that multiplies the Company’s gross revenues by 2% for calendar year 2007, 3% for calendar year 2008, 4% for calendar year 2009, 5% for calendar year 2010 and 6% for calendar year 2011 and for all subsequent years until the loan is paid in full. In all years the Company is required to pay a minimum of $7,500 per quarter and any payment made that exceeds the amount that would be due under the formula shall be treated as an advance against subsequent quarterly amounts due in excess of the $7,500 minimum payment.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

As of September 2009 no payments of principal have been made as the Company’s quarterly revenues, multiplied by the appropriate percentage, have not exceeded the $7,500 minimum payment. The payments made have gone towards accrued interest only.  Additionally, further revenue contingent payments may be owed, in the future (see Note G – Commitments and Contingencies – below).

Pursuant to the Promissory Notes dated as of July 13, 2007, the Company accrues interest on these loans at the rate of 10% per annum. As the Company has not made payments of principal that were due, the loans are in technical default. Accordingly, they are classified under the Current portion of long-term debt on the Company’s Balance Sheets.

 Pursuant to the Promissory Note dated as of June 5, 2009, the Company accrues interest on this loan at the rate of LIBOR plus 5% per annum (currently a total of 5.6%). As the note is due on demand, it is classified under the current portion of long-term debt on the Company’s Balance Sheet.

The Company’s Chairman, CEO and President and his brother have loaned a total of $551,382 and $371,500 to the Company, respectively. The Company accrues interest on these loans at the rate of 10.2% per annum. As the Company has not made payments of principal that were due, the loans are in technical default. Accordingly, they are classified under the Current portion of long-term debt on the Company’s Balance Sheets. The Company’s Chairman, CEO and President has forgiven his debt as of September 30, 2009. (See note E – Related party transactions).

In November 2007, the Company purchased computer equipment and issued a four year note payable in the amount of $9,326. The Company accrues interest on this loan at the rate of 18.45% per annum and makes monthly fixed payments of interest and principal.

In January 2008, the Company converted $35,650 of accounts payable, for advisory services and expenses, from a related party (see note E – Related party transactions)into a note payable. The Company accrues interest on this loan at the rate of 1% per annum. As the note was due in September 2008, the loan is in technical default. Accordingly, it is classified under the current portion of long-term debt on the Company’s Balance Sheets.

NOTE D - INCOME TAXES

The Company’s tax expense differs from the “expected” tax expense for the period ended September 30, 2009 and 2008 (computed by applying the U.S. federal income tax rate of 34 percent to the loss before taxes), as follows:

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

	Year Ended	Year Ended
	September 30, 2009	September 30, 2008
Computed "expected" tax benefit – Federal	$(109,653)	$(166,458)
Computed "expected" tax benefit - State	(12,771)	(19,387)
Increase in taxes resulting from:
In kind contribution of services	-	1,815
Change in valuation allowance	122,424	184,030
	$-	$-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30, 2009 and 2008 is as follows:

	September 30, 2009	September 30, 2008
Deferred tax assets:
Net operating loss carry-forwards	$(1,091,222)	$(968,798)
Total deferred tax assets	(1,091,222)	(968,798)
Less valuation allowance	1,091,222	968,798
Net deferred tax assets, net	$-	$-

As of September 30, 2009 we had net operating loss carry-forwards (NOL) of approximately $2,874,663 for U.S. income tax purposes that expire in varying amounts through 2029.

The valuation allowance for deferred tax assets of $1,091,222 and $968,798 at September 30, 2009 and September 30, 2008, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily net operating loss carry forwards in various tax jurisdictions. The Company continually assesses both positive and negative evidence to determine whether it is more-likely-than-not that the deferred tax assets can be realized prior to their expiration. Based on the Company's assessment it has determined the deferred tax assets are not currently realizable.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE E - RELATED PARTY TRANSACTIONS

Forgiveness of debt

The Company’s Chairman, CEO and President agreed to forgive $1,346,693 of the notes and salary owed him by the Company, as of September 30, 2009. The debt has been reclassified to Paid in capital on the Company’s Balance Sheet as of September 30, 2009.

Related Parties

A significant shareholder of the Company is the brother of the Company’s Chairman, CEO and President. He loaned a total of $371,500 to the Company between August 2007 and September 2009 which is included in the Balance Sheet of the Company in Due to related parties at September 30, 2009.

In December 2006 the Company entered into an agreement with a firm to provide financial advisory services to the Company. The Company granted the firm 111 shares of its Common Stock per the terms of the agreement.
In January 2008 the Company terminated its agreement with the firm and converted the $35,650 it owed the firm into a note payable which is included in the Balance Sheet of the Company in Due to related parties at September 30, 2009.

NOTE F - SIGNIFICANT CUSTOMERS

We have historically derived significant revenue from a few key customers. Revenue from one customer totaled $671,649 and $525,000 for the years ended September 30, 2009 and 2008, respectively, which was 84 percent and 84 percent of total revenue, respectively.
Accounts receivable from this same customer were 96 percent and 97 percent of total accounts receivable as of September 30, 2009 and 2008, respectively.

NOTE G - COMMITMENTS AND CONTINGENCIES

Pursuant to the Asset Purchase Agreement dated as of July 13, 2007 the Company is required to pay the Seller the following amounts from its Gross Revenues (i) $596,108 plus accrued interest at the rate of 6% per annum plus (ii) if prior to July 13, 2014, the Company paid the amount described in (i) in full, then the Company shall pay each year, on a quarterly basis, 2.5% multiplied by the amount of Gross Revenues accrued in each quarter until July 13, 2014. Gross Revenues means the aggregate amount of (i) all fees and other revenue that the Company actually receives from any source, (ii) the then-current fair market value of (x) the assets purchased from the seller, or (y) the business (as a going concern) or portion thereof sold or otherwise transferred to an affiliate of the Company and / or its Chairman, President and CEO, and (iii) the proceeds from the sale or other disposition by the Company to any other third party of all or any portion of (x) the assets and/or (y) the business as a going concern.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

As part of the Asset purchase in 2007, the Company acquired a $10,000,000 license agreement with an Indian manufacturer in which its technology is embedded in that manufacturer’s three-wheel Auto-Rickshaw. In connection with this contract, the Company also agreed to assume the commitment, entered into by the Seller, for a conditional grant of $700,000 from an Indian export bank, which will be paid back through a 2% royalty on the license agreement until $1,400,000 is paid back. Additionally, the Indian export bank also provided a loan of $500,000 to the Seller that was converted to a conditional grant similar to the grant outlined above and assumed by the Company in 2007. While the Company has the agreement with the Indian export bank converting the Seller’s loan to a grant, it has not yet been formally executed (the Indian export bank agreed to postpone execution of this agreement). As of September 30, 2009 no payments are owed to the Indian export bank as the Indian manufacturer is not actively marketing i    ts product at present, however, with the recent emphasis on electric vehicles, the Company expects that marketing of this product will begin in the next two years.

Lease Commitments

Rental expense for the years ended September 30, 2009 and 2008, respectively, was $79,744 and $70,603.

NOTE H - SUBSEQUENT EVENTS

Private placement and reverse merger

In November, 2009, the NuGen Mobility Inc. and NuGen Holdings Inc., a Delaware corporation based in Houston, Texas (“NuGen Holdings”), entered into a letter of intent relating to the NuGen Holdings’ proposed acquisition of NuGen Holding for approximately 80% of the capital stock of NuGen Holdings on a fully-diluted basis (the “Consideration”). Consummation of the contemplated transaction is subject to the negotiation and execution of a mutually satisfactory definitive share exchange agreement or merger agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the transaction. The execution of the Definitive Agreement is subject to the consummation by NuGen Holdings of a private placement of no less than $1,000,000, approval by the Board of Directors of both NuGen Mobility and NuGen Holdings, approval by the shareholders of NuGen Mobility and the completion by NuGen Holdings of a satisfactory review of the legal, financial and business condition of NuGen Mobility, including the receipt of NuGen Holdings’ financial statements audited in accordance with applicable SEC rules. NuGen Mobility, Inc. and NuGen Holdings are obligated to use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, representations, warranties, covenants, indemnities and other provisions customary in transactions of this nature, including without limitation, representations and warranties as to the condition of the title held to the assets of NuGen Mobility, the financial statements of NuGen Holdings, the payment of taxes and contingent liabilities. Any necessary third-party consents shall be obtained prior to consummation of the Transaction, including but not limited to any consents required to be obtained from NuGen Mobility lenders, creditors, vendors and lessors.  As of the date of this report, the transaction has not closed.

NUGEN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

Conversion of debt to equity

Concurrent with the private placement, the holders of approximately $750,000 of debt in the Company have agreed to exchange their debt for shares of stock based upon the $0.15 share price offered in the private placement. Included in this total is $371,500 of debt held by the brother of the Company’s Chairman, President and CEO.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$1,781.92
Legal fees and expenses (1)	15,000.00
Accounting fees and expenses (1)	3,000.00
Printing expenses	1,000.00
Blue sky fees and expenses	N/A
Transfer agent and registrar fees and expenses	N/A
Miscellaneous	—

Total	$20,781.92

(1) Estimated.

Item 14. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES.

On January 29, 2010, pursuant to the Merger, each share of NuGen’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of InovaChem’s common stock. An aggregate of 27,133,384 shares of Common Stock were issued to the two holders of NuGen’s common stock, Eric Takamura and Ronald Takamura. The securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

In connection with the Merger, 4 holders of an aggregate of $846,475 of outstanding indebtedness of NuGen converted their promissory notes (based on a $0.15 per share conversion price) into an aggregate of 5,636,499 shares of Common Stock (“Debt Conversion”). Simultaneous with the closing of the Merger, 15,165,000 shares of Common Stock were redeemed by InovaChem for a cash payment of $152. The securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act.

On January 29, 2010, and in connection with the Merger we accepted subscriptions (the “Private Placement”) from 29 investors to purchase a total of 6,733,336 shares at a purchase price of $0.15 per share, or gross proceeds of $1,010,000. On February 11, 2010, we closed on the Private Placement and accepted subscriptions from an additional thirteen investors for a total of 3,599,999 shares of our common stock at a purchase price of $0.15 per share, or gross proceeds of $540,000. Each investor in this offering had the right to purchase an option from Eric Takamura, our Chairman, Chief Executive Officer, President and a director, to purchase 50,000 shares of his common stock for an exercise price of $0.50 per share. The purchase price of this option was $250, and as of March 4, 2010 an aggregate of 33 investors purchased this option from Mr. Takamura for an aggregate of 2,595,000 shares.

This offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in this offering were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

 In connection with the Private Placement, we issued Martinez-Ayme Securities (“Martinez”), the placement agent, 1,000,000 shares of Common Stock pursuant to the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act.

In July 2008, we sold a total of 1,423,346 shares of our common stock to an aggregate of 46 people pursuant to our private securities offering, at a price of $.30 per share, for aggregate proceeds of $426,999.

On February 11, 2008, Exchequer, Inc. purchased all of the 100,000 outstanding shares of our common stock from our original sole stockholder. We were then renamed InovaChem, Inc. Following the purchase, we declared a stock dividend of 8.7 shares for every share of our common stock issued and outstanding, and issued an additional 870,000 shares of common stock to Exchequer, Inc. for a total of 970,000 outstanding shares of common stock. In connection with the stock dividend, we then issued 1,530,000 shares of common stock to five additional people for an aggregate of $153,000. These amounts total the 2,500,000 common shares that were deemed issued to the pre-capitalization shareholders of InovaChem, Inc. pursuant to the June 2008 recapitalization.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Merger Agreement, dated as of January 29, 2010, among NuGen Mobility, Inc., InovaChem, Inc. and InovaChem Mergerco II, Inc. (3)

2.2	Certificate of Merger, dated January 29, 2010, between NuGen Mobility, Inc. and InovaChem Mergerco II, Inc.(3)

3.1	Certificate of Incorporation (1)

3.2	Articles of Amendment to Articles of Incorporation (2)

3.3	Bylaws (1)

3.4	Amended and Restated Bylaws (2)

4.1	Warrant dated March 22, 2010 issued to Uzi Halevy

5.1	Opinion of David Lubin & Associates, PLLC

10.1	Form of Subscription Agreement for the Private Placement (3)

10.2	Stock Redemption, dated as of November 17, 2009, among Inovachem, Inc., William Zuo, Xiaojing Li, Shao Jun Xu and Lu Yiu (3)

10.3	Form of Conversion Agreement, dated as of January 29, 2010, among InovaChem and each of Jardine Capital Corp., Four M International, Inc., Po Shin Wong and Ron Takamura (3)

10.4	Asset Purchase Agreement, dated July 13, 2007, between NuGen Mobility, Inc. and New Generation Motors Corporation(3)

10.5	Technical Assistance Agreement, dated June 9, 2009, between NuGen Mobility Inc. and Mahindra & Mahindra Ltd.(3)

10.6	Technical Support Agreement, dated as of September 23, 2009, between NuGen Mobility, Inc. and Tube Investments of India Limited: Division BSA Motors & TI Cycles of India (3)

10.7	Master License Agreement, dated December 17, 2005 between New Generation Motors Corporation and Bajaj Auto, Ltd. (3)

10.8	SBIR Contract with the US Department of Defense(3)

10.9	Engagement letter between NuGen Mobility, Inc. and Martinez-Ayme Securities, dated November 9, 2009(3)

10.10	6% Promissory Note, dated August 23, 2007 made by NuGen Mobility, Inc in favor of New Generation Motors(3)

10.11	Conditional Grant Agreement, dated October 3, 2001 with The ICICI Limited(3)

10.12	Employment Agreement dated as of January 1, 2010 by and between Eric Takamura and InovaChem, Inc.(4)

10.13	Employment Agreement dated as of January 1, 2010 by and between Alan Pritzker and InovaChem, Inc.(4)

10.14	2010 Stock Option Plan(4)

10.15	Letter Agreement dated as of February 2010 by and between Inovachem, Inc and the representative of certain investors. (4)

10.16	Stock Pledge Agreement dated as of February 11, 2010, between Eric Takamura and Uzi Halevy(4)

10.17	Letter between InovaChem, Inc and John Salatino(4)

23.1	Consent of Webb & Company, P.A.

23.2	Consent of David Lubin & Associates, PLLC (Included in Exhibit 5.1)

(1) Filed as an exhibit to our Registration Statement on Form 10-SB filed with the SEC on October 22, 2008
(2) Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 14, 2008
(3) Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 4, 2010
(4) Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 17, 2010

Item 17. Undertakings

The undersigned Company hereby undertakes to:

1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, the State of Virginia, in the United States of America, on the 25th day of March, 2010.

NUGEN HOLDINGS, INC
By:	/s/ Eric Takamura
Eric Takamura Chief Executive Officer (Principal Executive Officer)

By:	/s/ Alan Pritzker
Alan Pritzker Chief Financial Officer and Secretary (Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric Takamura	CEO and Director	March 25, 2010
Eric Takamura	(principal executive officer)

/s/ Alan Pritzker	Chief Financial Officer and Secretary	March 25, 2010
Alan Pritzker	(principal accounting officer and principal financial officer)

/s/ Henry Toh	Director	March 25, 2010
Henry Toh

/s/ Dr. Michael Kleinman	Director	March 25, 2010
Dr. Michael Kleinman